UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

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Umpqua Holdings Corporation

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 17, 2007

Umpqua Shareholders:

The annual meeting of shareholders of Umpqua Holdings Corporation will be held at the RiverPlace Hotel, 1510 SW Harbor Way, Portland, Oregon, at 6 p.m., local time, on April 17, 2007 to take action on the following business:

1. Election of Directors.  To elect eleven members of Umpqua’s board of directors, who shall hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified.

2. Ratification of Auditor Appointment.  To ratify the Audit and Compliance Committee’s appointment of Moss Adams LLP as the Company’s independent auditor for the fiscal year ending December 31, 2007.

3. Amendment of 2003 Plan.  To approve an amendment to the 2003 Stock Incentive Plan to increase the maximum aggregate number of shares subject to awards that may be granted to an individual in a calendar year.

4. Adoption of New Long Term Incentive Plan.  To adopt the Umpqua Holdings Corporation 2007 Long Term Incentive Plan, which is found at Appendix B to the proxy statement, which authorizes the issuance of performance-based restricted stock unit grants to executive officers and reserves 1,000,000 shares of the Company’s common stock for issuance under the plan.

5. Other Business.  To consider and act upon such other business and matters or proposals as may properly come before the annual meeting or any adjournments or postponements thereof.

The items of business listed above are more fully described in the Proxy Statement accompanying this notice. If you were a shareholder of record of Umpqua common stock as of the close of business on February 9, 2007, you are entitled to receive this notice and vote at the annual meeting, and any adjournments or postponements thereof. This Notice and Proxy Statement and the 2006 Annual Report are being mailed to stockholders on or about March 13, 2007.

Your vote is important.  Whether or not you expect to attend the annual meeting, it is important that your shares be represented and voted at the meeting.

Please mark, sign, date and promptly return your proxy in the enclosed envelope, or follow the instructions for voting by phone or on the Internet.

By Order of the Board of Directors,

Steven L. Philpott
EVP/General Counsel/Secretary
March 6, 2007

QUESTIONS AND ANSWERS ABOUT VOTING AND THE SHAREHOLDER MEETING

Q:	What are Umpqua shareholders being asked to vote on at the annual shareholder meeting?

A:	Umpqua shareholders will vote on:

•	Item 1: The election of eleven directors to serve until the next annual meeting of shareholders;

•	Item 2: Ratification of the selection of Moss Adams LLP as Umpqua’s independent auditor for 2007;

•	Item 3: Amendment of the 2003 Stock Incentive Plan to increase the maximum aggregate number of shares subject to awards that may be granted to an individual within a calendar year; and

•	Item 4: Adoption of the Umpqua Holdings Corporation 2007 Long Term Incentive Plan, which authorizes the issuance of performance-based restricted stock units and reserves 1,000,000 shares of Company common stock for issuance under the plan.

The board of directors recommends that you vote “FOR” each of these proposals.

Q:	What do I need to do now?

A:	First, carefully read this document in its entirety.

Then, vote your shares by following the instructions from your broker if your shares are held in street name or by one of the following methods:

•	mark, sign, date and return your proxy card in the enclosed return envelope as soon as possible;

•	call the toll-free number on the proxy card and follow the directions provided;

•	go to the web site listed on the proxy card and follow the instructions provided; or

•	attend the shareholder meeting and submit a properly executed proxy or ballot. If a broker holds your shares in “street name,” you will need to get a legal proxy from your broker to vote in person at the meeting.

Q:	What are my choices when voting?

A:	Item 1: You may vote in favor of electing the nominees as directors or withhold your vote on one or more nominees.

Items 2, 3 and 4: You may cast your vote in favor of or against each proposal, or you may elect to abstain from voting your shares.

Q:	Who is eligible to vote?

A:	Holders of record of Umpqua common stock at the close of business on February 9, 2007 are eligible to vote at Umpqua’s annual meeting of shareholders. As of that date, there were 58,186,846 shares of Umpqua common stock outstanding held by approximately 4,518 holders of record, a number that does not include beneficial owners who hold shares in “street name.”

Q:	How many shares are owned by Umpqua’s directors and executive officers?

A:	On February 9, 2007, Umpqua’s directors and executive officers owned 1,543,234 shares entitled to vote at the annual meeting, constituting approximately 2.65% of the total shares outstanding and entitled to vote at the meeting.

Q:	Can I vote if I hold shares of Umpqua common stock in the Umpqua Bank 401(k) and Profit Sharing Plan?

A:	If you are a participant in the Umpqua 401(k) Plan you will receive with this document separate voting instruction cards for shares of Umpqua common stock allocated to your account as a participant or beneficiary under the Umpqua 401(k) Plan. These voting instruction cards will appoint the trustee of the Umpqua 401(k) Plan to vote shares in accordance with the instructions noted on the card. Please follow the instructions that accompany the card.

Q:	Can I change my vote after I have mailed my signed proxy card or voted by telephone or electronically?

A:	Yes. If you have not voted through your broker, you can do this by:

•	calling the toll-free number on the proxy card at least 24 hours before the meeting and following the directions provided;

•	going to the web site listed on the proxy card at least 24 hours before the meeting and following the instructions provided;

•	submitting a properly executed proxy prior to the meeting bearing a later date than your previous proxy;

•	notifying Umpqua’s corporate Secretary, in writing, of the revocation of your proxy before the meeting; or

•	voting in person at the meeting, but simply attending the meeting will not, in and of itself, revoke a proxy.

If you voted through your broker, please contact your broker to change or revoke your vote.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you give your broker instructions. If your shares are held by your broker (or other nominee), you should receive this document and an instruction card from your broker. Your broker will vote your shares if you provide instructions on how to vote. If you do not tell your broker how to vote, your broker may vote your shares in favor of the election of directors and ratification of the auditor appointment but not on the amendments to the 2003 Stock Incentive Plan or the adoption of the 2007 Long Term Incentive Plan. However, your broker is not required to vote your shares in this manner if you don’t provide instructions.

Q:	Can I attend the shareholder meeting even if I vote by proxy?

A:	Yes. All shareholders are welcome to attend and we encourage you to do so.

Q:	Why did I receive more than one proxy card?

A:	You will receive multiple proxy cards if you hold your shares in different ways (e.g. joint tenancy, in trust, custodial accounts). You should vote on and sign each proxy card that you receive.

Q:	How do you determine a quorum?

A:	Umpqua must have a quorum to conduct any business at the annual meeting. Shareholders holding at least a majority of the outstanding shares of Umpqua common stock as of the record date must attend the meeting in person or by proxy to have a quorum. Umpqua shareholders who attend the meeting or submit a proxy but abstain from voting on a given matter will have their shares counted as present for determining a quorum. Broker non-votes will also be counted as present for establishing a quorum.

Q:	How do you count votes?

A:	Each share is entitled to one vote. The named proxies will vote shares as instructed on the proxies. In the election of directors, each share is entitled to one vote for each director position to be filled, and shareholders may not cumulate votes. A representative of ADP, will count the votes and serve as our inspector of elections.

Item 1 requires a plurality of the votes cast to elect a director. The eleven director positions to be filled at the annual meeting will be filled by the nominees who receive the highest number of votes.

Item 2 does not require shareholder approval, but the Audit and Compliance Committee and the board are submitting the selection of Moss Adams LLP for ratification to obtain the views of our shareholders. The ratification of the appointment of Moss Adams LLP as the Company’s independent auditors requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

Items 3 and 4 each require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the meeting.

If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of each director nominee and in favor of Proposals 2, 3 and 4.

Q:	Who pays the cost of proxy solicitation?

A:	Umpqua pays the cost of soliciting proxies. We have hired The Altman Group to solicit proxies for this meeting. For these services, we will pay The Altman Group $8,000 plus expenses estimated at $5,000. Proxies will be solicited by mail, telephone, facsimile, e-mail and personal contact. We may reimburse brokers and other nominee holders, for their expenses in sending proxy material and obtaining proxies. In addition to solicitation of proxies by mail, our officers and employees may solicit proxies in person or by telephone, fax, or letter, without extra compensation.

Q:	Where do I get more information?

A:	If you have questions about the meeting or submitting your proxy, or if you need additional copies of this document, the proxy card or any documents incorporated by reference, you should contact one of the following:

Steven Philpott
Executive Vice President, General Counsel & Secretary
Umpqua Holdings Corporation
Legal Department
675 Oak Street, Suite 200
P.O. Box 1560
Eugene, OR 97440
(541) 434-2997 (voice)
(541) 342-1425 (fax)
stevenphilpott@umpquabank.com	Michelle Bressman
Assistant Vice President — Shareholder Relations Officer
Umpqua Holdings Corporation
Finance Department
One SW Columbia Street, Suite 1400
Portland, OR 97258
(503) 727-4109 (voice)
(503) 727-4233 (fax)
michellebressman@umpquabank.com

ANNUAL MEETING BUSINESS

Item 1.	Election of Directors

In 2006, Umpqua’s shareholders voted to declassify the board of directors. Umpqua’s articles of incorporation and bylaws now provide that directors are elected to serve one-year terms of office. Our articles of incorporation establish the number of directors at between six and nineteen, with the exact number to be fixed from time to time by resolution of the board of directors. The number of directors is currently set at fifteen and it will be reduced to eleven at the time of the annual meeting. In December 2006, the board of directors decided to reduce the size of the board to eleven members effective with the 2007 annual meeting. The board believes that a smaller number of directors will make the board more effective.

Directors are elected by a plurality of votes, which means that the nominees receiving the most votes will be elected, regardless of the number of votes each nominee receives. Shareholders are not entitled to cumulate votes in the election of directors.

The board of directors has nominated the following directors for election to one-year terms that will expire at the 2008 annual meeting:

Ronald F. Angell
Scott D. Chambers
Raymond P. Davis
Allyn C. Ford
David B. Frohnmayer
Stephen M. Gambee
Dan Giustina
William A. Lansing
Theodore S. Mason
Diane D. Miller
Bryan L. Timm

Each of the nominees currently serves as a director of Umpqua and of Umpqua Bank. The individuals appointed as proxies in the enclosed proxy intend to vote “FOR” the election of the nominees listed above. If any nominee is not available for election, the individuals named in the proxy intend to vote for such substitute nominee as the board of directors may designate. Each nominee has agreed to serve on the board and we have no reason to believe any nominee will be unavailable.

Board Recommendation

The board of directors recommends a vote “FOR” the election of all nominees.

Item 2.	Ratification of Auditor Appointment

The Audit and Compliance Committee has selected the firm of Moss Adams LLP (“Moss Adams”), the Company’s independent auditors for the year ended December 31, 2006, to act in such capacity for the fiscal year ending December 31, 2007, and recommends that shareholders vote in favor of such appointment. There are no affiliations between the Company and Moss Adams, its partners, associates or employees, other than those which pertain to the engagement of Moss Adams in the previous year (i) as independent auditors for the Company and (ii) for certain tax advice and tax planning services. Moss Adams has served as the Company’s independent auditors since 2005.

Shareholder approval of the selection of Moss Adams as our independent auditors is not required by law, by our Bylaws or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit and Compliance Committee to be directly responsible for the appointment, compensation and oversight of the audit work and the independent auditors. The Committee will consider the results of the shareholder vote on this proposal and, in the event of a negative vote, will reconsider its selection of Moss Adams. However, the Audit and Compliance Committee is not bound by the shareholder vote.

Even if Moss Adams’ appointment is ratified by the shareholders, the Audit and Compliance Committee may, in its discretion, appoint a new independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders. A representative of Moss Adams is expected to attend the annual meeting and that representative will have the opportunity to make a statement, if they desire to do so, and to answer appropriate questions.

Board Recommendation

The board of directors recommends a vote “FOR” the ratification of Moss Adams as independent auditor.

Item 3.	Amendment of 2003 Stock Incentive Plan

Eligible Participants in 2003 Stock Incentive Plan.  Under the 2003 Stock Incentive Plan (the “Plan”), the board of directors, or its Compensation Committee, may grant equity awards of the Company’s common stock in the form of stock options or restricted stock awards to employees, directors, and other persons who provide important services to the Company. There are approximately 1,800 employees, 14 non-employee directors, and other persons from time to time designated by the Committee who are currently eligible to participate in the Plan.

Proposed Amendment.  Under Section 3.4 of the Plan, the maximum aggregate number of shares subject to awards granted under the Plan to an individual in any calendar year is 75,000, except in connection with the hiring or commencement of services from such person, in which case such limit is 100,000 shares during the calendar year. The board of directors desires to amend Section 3.4 of the Plan to increase the maximum limit to 125,000 shares to an individual in any calendar year. The proposed amendment also limits the number of shares subject to restricted stock grants in any calendar year to 40,000 shares. The following is the text of the proposed amendment:

“3.4 Annual Limit on Number of Shares to Any One Person.  No person will be eligible to receive Awards pursuant to this Plan which, in aggregate, exceed 125,000 shares in any calendar year. In addition to the overall Awards limitation, no person will be eligible to receive Restricted Stock Grants that exceed 40,000 shares in any calendar year. The foregoing limitations shall not apply to Awards of Stock Options in substitution for outstanding stock options of an Acquired Company that are cancelled in connection with the acquisition of an Acquired Company.”

Reasons for the Amendment.  The above proposed amendment is necessary for the effectiveness of certain grants made in 2007 to the Company’s President and Chief Executive Officer, Raymond P. Davis, which in the aggregate would exceed the existing limitations under the Plan. On March 5, 2007, the Executive/Governance Committee, on behalf of the board and acting on the recommendation of the Compensation Committee, granted Mr. Davis a ten-year nonqualified stock option to purchase 50,000 shares of stock exercisable at $26.12 per share, the fair market value on the date of the grant. The option vests 60% as of December 31, 2007, and 20% each on December 31, 2008 and 2009. The Compensation Committee determined that the size of the option grant was appropriate in part to make-up for the smaller than usual option grant to Mr. Davis in 2006. In addition to this grant, the Executive/Governance Committee, acting with the authority of the board and upon the recommendation of the Compensation Committee, approved a deferred restricted stock grant of 38,284 shares to Mr. Davis in connection with a restructuring of his Supplemental Executive Retirement Plan (“Davis SERP”) to provide a fixed schedule of annual retirement benefits. The deferred restricted stock grant and the restructuring of the Davis SERP will become effective only if the shareholders approve Item 3 on the ballot. In the absence of this restructuring, the annual retirement benefits would continue to increase as Mr. Davis’ annual salary and cash bonus increases. The Compensation Committee determined that it was in the best interest of the Company to fix the level of the SERP benefits based upon a growth factor of 3.44% per year, significantly lower than the average 24% increase of annual salary and cash bonus actually received from 2002 to 2006. The Compensation Committee recommended the deferred restricted stock grant in consideration for the agreement by Mr. Davis to fix the benefits under the amended Davis SERP. The size of the grant was based on the projected cut-back in benefits under the Davis SERP as a result of fixing the benefit schedule and the vesting schedule for the deferred restricted stock grant was determined based on the existing SERP vesting schedule. Mr. Davis is not entitled to receive any of the shares until after termination of his employment and the number of shares to which he is entitled will be reduced if his termination of employment occurs for any reason prior to July 1, 2011 when Mr. Davis is 62.

For further information regarding restructuring of the Davis SERP, see the section entitled Executive Compensation Discussion and Analysis.

The increase in the size of equity grants upon commencement of hiring is also necessary for the Company to remain competitive in the hiring of key employees by offering equity based incentives.

The following table reflects those grants under the Plan that are subject to shareholder approval of the proposed amendment.

2003 Stock Incentive Plan
	(Grants Subject to Amendment)	Number of Shares
Name and Position	Dollar Value ($)(1)	Covered by Grants

Raymond P. Davis, Pres. & CEO	$1,000,000	38,284
Daniel A. Sullivan, EVP CFO	—	—
Brad F. Copeland, SEVP-Operations & Chief Credit Officer	—	—
David M. Edson, EVP, President Umpqua Bank NW Region	—	—
William T. Fike, EVP, President Umpqua Bank California	—	—
Executive Group	$1,000,000	38,284
Non-Executive Director Group	—	—
Non-Executive Employee Group	—	—

(1)	The number of shares subject to the deferred restricted stock grant to Mr. Davis was determined based on dividing $1.0 million by the fair market value of the Company’s common stock on the date of grant ($26.12) per share. The $1.0 million represents the negotiated value of the projected cost to Mr. Davis of fixing the benefit schedule under the Davis SERP, assuming a 6.24% increase in annual compensation.

The Compensation Committee and the Board retain the discretion to issue or not issue awards under the Plan.

Other Amendments to the Plan.  Shareholder approval is required for any amendment to the Plan which increases the number of shares of common stock issuable pursuant to the Plan, expands the group of persons eligible to receive awards or any other amendment which otherwise requires shareholder approval under any applicable law, accounting principle or listing requirements. The board of directors may otherwise amend the Plan as it deems advisable. Pursuant to this discretionary amendment authority, the board of directors has recently made the following amendments to the Plan to bring the Plan into compliance with best practices for corporate governance:

•	Determination of Fair Market Value. The definition of “fair market value” under the Plan has been amended so that fair market value is the reported closing sales price of the Company’s common stock on the date of grant, or if no such transaction occurred on such date, on the last date on which trades occurred. Prior to amendment, fair market value was determined based on the average between the lowest and highest reported sales prices on such dates. The change simplifies the methodology for determining fair market value and is consistent with the Securities and Exchange Commission’s new compensation reporting requirements.

•	Prohibiting Repricing. The Plan as amended expressly indicates that neither the board of directors, nor the Committee, has the authority to reprice outstanding stock options or to cancel outstanding stock option and grant new stock options in substitution having an exercise price less than the cancelled stock options, without shareholder approval. This repricing prohibition provision may not be amended without shareholder approval. The board of directors believe that this amendment is consistent with corporate governance best practices.

•	Prohibiting Loans. The Plan as amended expressly prohibits the Company from extending loans to a participant in connection with the exercise or receipt of an award under the Plan. Consistent with this prohibition, the provisions in the Plan related to payment of exercise price were also amended to delete payment by promissory note as a permissible method of payment. This amendment is consistent with the prohibition on extension of credit or arrangement for the extension of credit to executive officers under Section 13(k) of the Securities Exchange Act of 1934, enacted under the Sarbanes-Oxley Act of 2002.

•	Mandatory Adjustment Based on Changes in Capital Structure. Prior to amendment, the Plan permitted the Committee, in its discretion, to make adjustments in the number and kind of authorized shares under the Plan, the securities covered by outstanding options, and the exercise price of outstanding options, in event of certain changes in the Company’s capital structure, including as a result of a merger, consolidation, reclassification, stock split or combination or stock dividend. As amended, such adjustments are now required to reflect the applicable change in capital structure. This amendment was necessary for compliance with Statement of Financial Accounting Standards 123R.

A copy of the amended 2003 Stock Incentive Plan, including the amendment proposed for shareholder approval and the recent amendments by the board, is included in this proxy statement as Appendix A.

Board Recommendation

The board of directors recommends a vote “FOR” amendment of the 2003 Stock Incentive Plan.

Item 4.	Adoption of the 2007 Long Term Incentive Plan

Based on the recommendation of the Compensation Committee, the Executive/Governance Committee, acting with the authority of the board of directors adopted the 2007 Long Term Incentive Plan (the “2007 Plan”) on March 5, 2007, subject to shareholder approval. Shareholder approval is required for performance based compensation earned under the 2007 Plan to be exempt from the deduction limitations contained in Section 162(m) of the Internal Revenue Code and related regulations.

Summary of the 2007 Plan

Shares Reserved for Issuance.  The 2007 Plan reserves 1,000,000 shares of the Company’s common stock for issuance to executive officers in the form of restricted stock units.

Maximum Award.  The maximum number of shares that may be subject to an award to any participant in a calendar year under the 2007 Plan is 70,000, except in connection with hiring, in which case the maximum award for that year is 100,000.

Participants.  Each executive officer of the Company or of a subsidiary of the Company is eligible to participate in the 2007 Plan.

Administration.  The Compensation Committee, which is comprised solely of independent directors, is responsible for administering the 2007 Plan.

Restricted Stock Unit Grants.  The Plan authorizes the award of restricted stock unit grants, which are subject to performance-based vesting, as well as any other vesting requirements established by the Compensation Committee for a grant, such as time-based service vesting. The performance goals for vesting must be established by the Compensation Committee within the first 90 days of the performance period, not to exceed the first 25% of the performance period. The performance goals must be objectively determinable, such that a third party having knowledge of the relevant facts could determine whether the goal is met. The outcome of a performance goal must be substantially uncertain at the time the performance goal is established. The performance period for performance-based vesting of any grant may extend over one to five calendar years, and may overlap the performance period of another grant to the same executive, provided no two performance periods for the same executive may consist solely of the same calendar years.

Performance Criteria.  For compensation to be deemed “performance based” under Section 162(m) of the Internal Revenue Code, the performance goals must be based on one or more business criteria approved by shareholders (the “Performance Criteria”), which may relate to total Company performance or the performance of an identifiable business unit. The 2007 Plan provides for the following Performance Criteria:

•	net income of the Company;

•	earnings per share — net income divided by the Company’s fully diluted outstanding shares;

•	return on average equity — net income divided by average shareholders’ total equity or tangible equity for the period; and

•	total shareholder return — percent increase over a period in the value of an investor’s holdings in the Common Stock assuming reinvestment of dividends.

The Committee may base the performance goals for a Restricted Stock Unit Grant on one or more of these Performance Criteria. The performance goals are specific targets, schedules or thresholds against which actual performance is to be measured for purpose of determining the amount of vesting of a Restricted Stock Unit Grant. A Performance Goal may be expressed in any form as the Committee may determine including, but not limited to:

•	percentage growth;

•	absolute growth;

•	cumulative growth;

•	performance in relation to an index;

•	performance in relation to peer company performance;

•	a designated absolute amount; or

•	per share of common stock outstanding.

The formula with respect to Performance Criteria may include or exclude items to measure specific objectives, such as discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, merger or acquisition related expenses and any unusual, nonrecurring gain or loss, and will be based on accounting rules and accounting policies and practices in effect on the date the Performance Goals as approved by the Committee.

Grants under the 2007 Plan (subject to Shareholder Approval).  The Compensation Committee granted restricted stock units to Raymond P. Davis, President and Chief Executive Officer; Brad F. Copeland, Senior Executive Vice President and Chief Credit Officer; David M. Edson, Executive Vice President and President — Umpqua Bank — NW Region; and William T. Fike, Executive Vice President and President — Umpqua Bank — California. The issuance of shares pursuant to these grants is conditioned on shareholder approval of the 2007 Plan.

The grants are subject to both a performance-based vesting requirement and a three-year service vesting requirement. The performance-based vesting is based on the Company’s earnings per share growth (“EPS Growth”), as compared to specified peer financial institutions with total assets ranging from $4.0 billion to $15.0 billion. The following companies were selected as the peer group with respect to the 2007 grants: City National Corp, UCBH Holding Inc, Wintrust Financial Corp, Sterling Financial Corp, Trustmark Corp, First Midwest Bancorp, Susquehanna Bancshares Inc, Old National Bancorp, Cathay General Bancorp, Greater Bay Bancorp, Pacific Capital Bancorp, United Bankshares Inc, Chittenden Corp, Provident Bancshares Inc, Irwin Financial Corp, CVB Financial Corp, SVB Financial Corp, First Community Bancorp, and Glacier Bancorp.

Under circumstances such as a merger, bankruptcy, delisting or sale of a peer financial institution, prior to the end of the performance period, the peer institution is removed from the list. The Committee reserves the right to change the composition of the peer group from time to time.

“EPS Growth” means the compounded annual fully diluted earnings per share growth rate over the measurement period, with earnings per share based on net income excluding merger or acquisition related expenses for any applicable period, but including any amortization for core deposit intangible.

For performance-based vesting purposes, the units under each grant are divided into three tranches. The performance-based vesting of the first tranche is based on EPS Growth for the fiscal year ending December 31, 2007; vesting of the second tranche is based on EPS Growth over the two year period ending December 31, 2008; and vesting of the third tranche is based on EPS Growth over the three year period ending December 31, 2009. Provided however, if the Company’s EPS Growth is negative for 2007, the performance period for both the first and second tranches will be based upon the Company’s comparative EPS Growth rate over the two year period and if the EPS Growth rate is negative for the two year period, vesting period for units otherwise vesting in the second year will be based on the EPS Growth rate over the three year period ending December 31, 2009. Units vested based on the performance-based measurement will not be fully vested unless the executive’s employment continues through February 15, 2010. The time-based service vesting requirement is accelerated and waived, however, in the event the executive’s employment terminates before February 15, 2010, as a result of termination by the Company without Cause (as defined in the 2007 Plan) or by the executive for Good Reason (as defined in the 2007 Plan), or in the event of a Change in Control (as defined in the 2007 Plan). Under these circumstances, any tranches which have not been measured for performance-based vesting will be measured based on the Company’s performance for the performance period ended as of the fiscal quarter end prior to such termination or Change in Control. In the event of termination without Cause or for Good Reason, the vested amount of units will be prorated for the portion of the three-year service period actually served. In the event of a Change in Control, there is no reduction in vested units based on the shortened service period. The number of shares issued in settlement of the grant is based on the number of vested units.

The target number of units under Mr. Davis’s grant is 39,000 (15,000; 14,000; and 10,000 units for each of the respective tranches). The target number of units under Messrs. Copeland, Edson, and Fike’s grants are each 24,000 (12,000; 8,000; and 4,000 units for each of the respective tranches). Each of the executives has the possibility of receiving a maximum of 175% of their target units; therefore, the maximum number of shares issuable under Mr. Davis’s grant is 68,250 shares and under each of the three other executive officers’ grants is 42,000 shares.

For purposes of these grants, the following is the applicable Performance Vesting Matrix.

(A)	(B)
EPS Growth Peer Group	Vesting Percentage of Target Units
Value Range (Rank/Total in Peer Group)	in Tranche

0.00 – 0.175	175%
0.176 – 0.275	150%
0.276 – 0.375	125%
0.376 – 0.625	100%
0.626 – 0.725	75%
0.726 – 0.825	50%
0.826 – 0.925	25%
0.926 – 1.00	0%

The Peer Group institutions are ranked and assigned integer numbers with the highest performing institution receiving a ranking = 1. To determine the EPS Growth Peer Group Value (Column A), the Company’s rank is divided by the total number of institutions in the Peer Group (including the Company). The applicable vesting percentage (Column B) is determined based on the corresponding EPS Growth Peer Group Value, as shown in the matrix above.

The following table reflects the number of restricted stock units under the 2007 Plan that have been granted, subject to shareholder approval of the 2007 Plan. The number of units indicated below represents the maximum number of shares that may be issuable in connection with these grants made in 2007. The actual number of shares that will be issued is subject to the performance-based and service vesting requirement previously discussed.

	2007 Long Term Incentive Plan
Name and Position	Dollar Value ($)(1)	Number of Units(2)

Raymond P. Davis, President, CEO	$1,782,690	68,250
Daniel A. Sullivan, EVP, CFO	—	—
Brad F. Copeland, SEVP, Chief Credit Officer	$1,097,040	42,000
David M. Edson, EVP, President Umpqua Bank NW Region	$1,097,040	42,000
William T. Fike, EVP, President Umpqua Bank California	$1,097,040	42,000
Executive Group	$5,073,810	194,250
Non-Executive Directors	—	—
Non-Executive Officer Employee Group	—	—

(1)	The dollar value is based on the closing price of the Company’s common stock on March 5, 2007 of $26.12, multiplied by the number of units, which represents the maximum number of shares issuable, assuming maximum vesting of the award.

(2)	The number of units represents the maximum number of shares issuable, assuming maximum vesting of the award.

Future Grants.  The above-described grants made in 2007 may not reflect the grant recipients, performance periods, performance vesting criteria, peer group, peer group performance goals, or applicable vesting percentages for future grants under the 2007 Plan. The Committee has broad discretion in making Restricted Stock Unit Grants and determining the applicable performance goals and other vesting requirements, provided the performance goals are based on one or more of the above-listed Performance Criteria.

Amendments.  The board may modify or amend the 2007 Plan as it deems advisable except amendments that increase the number of shares of common stock issuable under the 2007 Plan, expand the group of persons eligible to receive grants or must be approved by shareholders under applicable law, would not be effective unless also subsequently approved by shareholders.

Federal Tax Consequences.  For federal income tax purposes, Section 162(m) of the Internal Revenue Code generally prohibits us from deducting employee compensation that otherwise would be deductible to the extent such compensation exceeds $1.0 million for the Chief Executive Officer and other four highest compensated officers in any fiscal year. Compensation that is performance-based, as defined in Section 162(m), is not subject to the deductibility limitations if the plan pursuant to which performance-based compensation is paid satisfies certain criteria. The 2007 Plan is intended to address the limitation on deductibility by providing for compensation that qualifies as performance-based compensation.

Compensation paid under the 2007 Plan will not be subject to the deduction limit if:

•	it is payable on account of the attainment of pre-established, objective performance goals based Performance Criteria set forth within the 2007 Plan;

•	the Compensation Committee, which is comprised solely of outside directors, approves the maximum individual awards on or near the beginning of each performance period;

•	the 2007 Plan, which sets forth the material terms of the compensation and the Performance Criteria, is disclosed to and approved by shareholders before payment; and

•	the Compensation Committee certifies that the performance goals have been satisfied before payment.

The 2007 Plan provides for each of the above requirements. A copy of the 2007 Plan is included as Appendix B to this document.

Board Recommendation

The board of directors recommends a vote “FOR” the adoption of the 2007 Long Term Incentive Plan.

Other Business

The board of directors knows of no other matters to be brought before the shareholders at the meeting. In the event other matters are presented for a vote at the meeting, the proxy holders will vote shares represented by properly executed proxies at their discretion in accordance with their judgment on such matters. At the meeting, management will report on our business and shareholders will have the opportunity to ask questions.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This document contains and incorporates by reference forward-looking statements about Umpqua that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may include statements regarding business strategies, management plans and objectives for future operations. All statements other than statements of historical fact are forward-looking statements. You can find many of these statements by looking for words such as “anticipates,” “expects,” “believes,” “estimates” and “intends” and words or phrases of similar meaning. Forward-looking statements involve substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Umpqua. Risks and uncertainties include, but are not limited to:

•	Competitive market pricing factors for compensation and benefits;

•	Changes in legal or regulatory requirements; and

•	The ability to recruit and retain certain key management and staff.

There are many factors that could cause actual results to differ materially from those contemplated by these forward-looking statements. For a more detailed discussion of some of the risk factors, see the section entitled Risk Factors in Umpqua’s 10-K and other filings with the SEC that are incorporated by reference into this document. Umpqua does not intend to update these forward-looking statements. You should consider any written or oral forward-looking statements in light of this explanation, and we caution you about relying on forward-looking statements.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Directors

The age (as of March 1, 2007), business experience, and position of each of the directors currently serving are as follows:

Ronald F. Angell, age 64, was appointed to the board in July 2004. He served as a director of Humboldt Bancorp from 1996 until it was acquired by the Company in 2004. He served as a director of Humboldt Bank from 1989 to the date of the merger. Mr. Angell is a retired attorney and was a partner in the Eureka, California firm of Roberts, Hill, Bragg, Angell & Perlman.

Mathew A. Bruno, age 63, was appointed to the board in June 2006. Mr. Bruno was a former Western Sierra Bancorp director. He was a founding director of Central California Bank and is currently the President of Turlock Dairy & Refrigeration, Inc., a large distributor of dairy equipment.

Scott D. Chambers, age 47, has served as a director since 1999. Mr. Chambers is President of Chambers Communications Corp. of Eugene, Oregon, a telecommunications company that owns and operates a cable television system, network broadcast television stations, and a film and video production company.

Raymond P. Davis, age 57, serves as director, President and Chief Executive Officer of Umpqua, positions he has held since the Company’s formation in 1999. Mr. Davis has served as a director of Umpqua Bank since June 1994. He has served as Chief Executive Officer of Umpqua Bank from June 1994 to December 2000 and from November 2002 to the present. He has also served as President of Umpqua Bank from June 1994 to December 2000 and from March 2003 to the present. Prior to joining Umpqua Bank in 1994, he was President of US Banking Alliance in Atlanta, Georgia, a bank consulting firm. He has over 20 years experience in banking and related industries.

Allyn C. Ford, age 65, serves as Chairman of the board of directors and has served as a director since the Company’s formation in 1999 and as a director of Umpqua Bank for 30 years. Mr. Ford is President of Roseburg Forest Products, a fully integrated wood products manufacturer located in Roseburg, Oregon. Mr. Ford has over 30 years of management experience with Roseburg Forest Products.

David B. Frohnmayer, age 66, has served as a director since the Company’s formation in 1999 and as a director of Umpqua Bank since 1996. Mr. Frohnmayer is the President of the University of Oregon in Eugene, and has served in that capacity since 1994. He is the former Dean of the University of Oregon School of Law and former Attorney General of the State of Oregon. Until December 2003, he served on the board of Tax-Free Trust of Oregon.

Stephen M. Gambee, age 43, was appointed to the board in July 2005. He is the President and CEO and a shareholder of Rogue Valley Properties, Inc. and a Managing Member of Rogue Waste Systems LLC, solid waste collection and disposal businesses. Prior to assuming the duties of the family businesses, Mr. Gambee was employed by Robert Charles Lesser & Co./Hobson & Associates as the Pacific Northwest Director of Consulting.

Dan Giustina, age 57, serves as Vice-Chair of Umpqua’s board and has served as a director since the Centennial Bancorp merger in November 2002. He served as a director of Centennial Bancorp and Centennial Bank from 1995 to 2002. Mr. Giustina is managing partner of Giustina Resources, which owns and manages timberland, and a member and manager of G Group LLC, which owns and manages residential and commercial real estate. Mr. Giustina is the past Chairman of the University of Oregon Foundation, a board member of the Oregon Forest Industries Council, and serves on the advisory boards of University of Oregon’s Lundquist College of Business and States Industries, Inc.

Diana E. Goldschmidt, age 59, was appointed as a director of Umpqua in May 2003 and was elected to the board in 2004. Since 1999, she has been the owner of Urban Design Works, LLC, a consulting firm in Portland, Oregon. She is also the former Vice Chair of the Oregon Investment Council and previously served on the Advisory Board of Directors for Key Bank of Oregon from 1997 to 2003. In 1999, she served as interim superintendent of the Portland Public School District. Her principal career was spent in the senior human resources and later senior operations executive officer positions of Pacific Power & Light Company and Pacific Telecom, Inc.

Lynn K. Herbert, age 55, has served as a director since the Company’s formation and as a director of Umpqua Bank since 1993. Mr. Herbert is General Manager of Herbert Lumber Company in Riddle, Oregon, and has served in that capacity since 1988. Mr. Herbert has over 20 years of management experience with Herbert Lumber Company.

William A. Lansing, age 61, has served as a director since December 2001. He previously served as a director of Independent Financial Network, Inc. from 1991 until its merger with Umpqua in December 2001. Mr. Lansing is the retired President and Chief Executive Officer of Menasha Forest Products Corporation in North Bend, Oregon, and has over 38 years of experience in the forest products industry. Mr. Lansing serves as a director of Torrent Energy Corporation.

Theodore S. Mason, age 64, was appointed to the board in July 2004 and elected in May 2005. Mr. Mason is retired and he was the President and Chief Executive Officer of Humboldt Bancorp from January 1996 to April 2002 and of Humboldt Bank from 1989 to 2000. He served as a director of Humboldt Bancorp from 1996 to 2004 and as a director of Humboldt Bank from 1989 to 2004.

Diane D. Miller, age 53, was appointed to the board in July 2004 and elected in May 2005. She has been President of Wilcox, Miller & Nelson an executive search and outplacement firm since August 1986. Ms. Miller served as a director of Humboldt Bancorp and Humboldt Bank from January to July 2004 and she currently serves on the boards of the California Chamber of Commerce and the Northern California Chapter of the National Association of Corporate Directors and as a Regent of the University of the Pacific.

Bryan L. Timm, age 43, was appointed to the board in December 2004 and elected in May 2005. He is the Vice President, Chief Financial Officer and Treasurer of Columbia Sportswear Company, a global leader in the design, sourcing, marketing, and distribution of active outdoor apparel and footwear. Prior to joining Columbia Sportswear in 1997, Mr. Timm, a CPA, held various financial positions for another Portland based public company, Oregon Steel Mills, Inc. He began his financial career with the international accounting firm of KPMG. The board has determined that Mr. Timm is independent and qualifies as an audit committee financial expert under applicable regulations.

Thomas W. Weborg, age 64, was appointed to the board in July 2004 and elected in May 2005. He is the retired President and Chief Executive Officer of Java City, a wholesale supplier and retailer of coffee-related products and services. Mr. Weborg served on the board of Humboldt Bancorp from November 2000 to July 2004. He was a director of Humboldt Bank from June 2002 to July 2004 and prior to that, chairman of Capitol Valley Bank from 1999 until June 2002.

Director Independence

The board of directors has determined that all directors except Mr. Davis are “independent”, as defined in the NASDAQ listing standards. In determining the independence of directors, the board considered the responses to Director & Officer Questionnaires that indicated no transactions with directors other than banking transactions with Umpqua Bank and arrangements under which Umpqua Bank leases certain facilities from entities in which directors have indirect material interests. The board also considered the lack of any other reported transactions or arrangements; directors are required to report conflicts of interest and transactions with the Company pursuant to our Corporate Governance Principles and Code of Ethics. See the section below entitled Related Party Transactions for additional information.

Executive Officers

The age (as of March 1, 2007), business experience, and position of our executive officers other than Raymond P. Davis, about whom information is provided above, are as follows:

Barbara J. Baker, age 57, serves as Executive Vice President – Cultural Enhancement at Umpqua and Umpqua Bank, positions she has held since September 2002. Ms. Baker served as Oregon site executive for IBM’s server division (formerly Sequent Computer Systems, Inc.), where she managed human resources services and programs as well as corporate communications and community relations. Prior to joining Sequent, Ms. Baker served as Vice President of Human Resources for First Interstate Bank (now Wells Fargo).

Brad F. Copeland, age 58, serves as Senior Executive Vice President and Chief Credit Officer of Umpqua and Umpqua Bank. He has served as Chief Credit Officer since December 1, 2000. Mr. Copeland served as Executive Vice President and Credit Administrator of VRB Bancorp and Valley of the Rogue Bank from January 1996 until their merger with Umpqua in December 2000.

David M. Edson, age 57, serves as Executive Vice President of Umpqua and as President-Umpqua Bank-NW Region, positions he has held since joining Umpqua in October 2002. Prior to that time, he served as President of Bank of America, Idaho. Mr. Edson has over 25 years of experience in banking in the Pacific Northwest including as Executive Vice President for First Interstate Bank and as Chairman, CEO and President of First Interstate Bank of Idaho.

Ronald L. Farnsworth, age 36, serves as Senior Vice President – Finance of Umpqua, a position he has held since September 2004 and Principal Accounting Officer of Umpqua, a position he has held since March 2005. From January 2002 to September 2004, Mr. Farnsworth served as Vice President – Finance of Umpqua. Mr. Farnsworth served as Chief Financial Officer of Independent Financial Network, Inc. (“IFN”) and its subsidiary Security Bank from July 1998 to the time of IFN’s acquisition by Umpqua in December 2001.

William T. Fike, age 59, serves as Executive Vice President of Umpqua and as President-Umpqua Bank-California, positions he has held since joining Umpqua in May 2005. Prior to that time, he served as Executive Vice President of Bank of the West in Walnut Creek, California, a position he held since 1999.

Steven L. Philpott, age 55, serves as Executive Vice President and General Counsel of Umpqua and Umpqua Bank, positions he has held since November 2002. He has served as Corporate Secretary of Umpqua and Umpqua Bank since 2004. Mr. Philpott served as General Counsel for Centennial Bancorp from October 1995 until its merger with Umpqua in November 2002. Prior to that time, he was in private practice in Eugene, Oregon.

Daniel A. Sullivan, age 55, serves as Executive Vice President and Chief Financial Officer of Umpqua and Umpqua Bank. He has served as Chief Financial Officer of the Company since 1997. Prior to that time, Mr. Sullivan served as Vice President of Finance for Instromedix of Hillsboro, Oregon and worked as Senior Vice President and Controller for US Bancorp in Portland, Oregon.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth the shares of common stock beneficially owned as of February 9, 2007, by each director and each Named Executive Officer, the directors and executive officers as a group and those persons known to beneficially own more than 5% of Umpqua’s common stock.

		Amount and
		Nature of Beneficial		Percent
Title of Class	Name of Beneficial Owner	Ownership(1)		of Class

*	Lynn K. Herbert	575,300	(2)	1.0%
*	Raymond P. Davis	363,758	(3,4)	**
*	Allyn C. Ford	166,789		**
*	Daniel A. Sullivan	138,352	(5)	**
*	Theodore S. Mason	138,136	(6)	**
*	Ronald F. Angell	127,797	(7)	**
*	Dan Giustina	114,095	(8)	**
*	Brad F. Copeland	82,635	(3,9)	**
*	Mathew A. Bruno	59,318		**
*	David M. Edson	57,742	(10)	**
*	Thomas W. Weborg	35,937	(11)	**
*	William A. Lansing	33,835	(3)	**
*	William T. Fike	20,161	(12)	**
*	David B. Frohnmayer	14,043	(3)	**
*	Scott D. Chambers	12,072		**
*	Stephen M. Gambee	8,174		**
*	Diana E. Goldschmidt	7,586		**
*	Diane D. Miller	5,913	(3)	**
*	Bryan L. Timm	2,724		**
	All directors and executive officers as a group (22 persons)	2,056,547	(2-12)	3.5%

	Name and Address of Beneficial Owner
*	Capital Research and Management Company	3,049,700	(13)	5.3%
	333 South Hope Street, Los Angeles, CA 90071
*	Barclay’s Global Investors, N.A./Barclay’s Global Investors,	3,772,102	(14)	6.5%
	LTD/Barclay’s Global Fund Advisors
	(combined) 45 Fremont Street, San Francisco, CA 94105

*	Select Equity Group, Inc./ Select Offshore Advisors, LLC and	4,150,999	(15)	7.15%
	George S. Loening (combined)
	380 Lafayette Street, 6th Floor, New York, NY 10003

*	No par value common stock.

**	Less than 1.0%.

(1)	Shares held directly with sole voting and investment power, unless otherwise indicated. Shares held in the Dividend Reinvestment Plan have been rounded down to the nearest whole share. Includes shares held indirectly in Director Deferred Compensation Plans, 401(k) Plans and IRAs.

(2)	Includes shares held jointly with his spouse. Also includes shares held as trustee.

(3)	Includes shares held with or by his/her spouse.

(4)	Includes 212,500 shares covered by options exercisable within 60 days.

(5)	Includes 74,000 shares covered by options exercisable within 60 days.

(6)	Includes 55,546 shares covered by options exercisable within 60 days.

(7)	Includes 15,208 shares covered by options exercisable within 60 days.

(8)	Includes 6,316 shares covered by options exercisable within 60 days.

(9)	Includes 56,920 shares covered by options exercisable within 60 days.

(10)	Includes 42,000 shares covered by options exercisable within 60 days.

(11)	Includes 10,227 shares covered by options exercisable within 60 days.

(12)	Includes 7,500 shares covered by options exercisable within 60 days.

(13)	This information is taken from a Schedule 13G/A filed February 12, 2007 with respect to holdings as of December 29, 2006. The reporting person has disclaimed beneficial ownership pursuant to SEC Rule 13d-4.

(14)	This information is taken from a Schedule 13G filed January 23, 2007 with respect to holdings as of December 31, 2006. The reporting person reports that the shares are held in trust for the economic benefit of the account beneficiaries.

(15)	This information is taken from a Schedule 13G/A filed February 15, 2007 with respect to holdings as of December 31, 2006.

Equity Compensation Plan Information

The following table sets forth information about equity compensation plans that provide for the award of securities or the grant of options to purchase securities to employees and directors of Umpqua, its subsidiaries and its predecessors by merger that were in effect at December 31, 2006.

	Equity Compensation Plan Information
			Number of Securities
			Remaining Available
			for Future Issuance
	Number of Securities to		under Equity
	Be Issued upon	Weighted-Average	Compensation Plans
	Exercise of Outstanding	Exercise Price of	Excluding Securities
	Options, Warrants	Outstanding Options,	Reflected in
	and Rights(1)	Warrants and Rights	Column (a)(2)(3)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,806,818	$14.78	1,237,450
Equity compensation plans not approved by security holders	0	0	0

Total	1,806,818	$14.78	1,237,450

(1)	Includes 198,326 shares issued under Centennial Bancorp’s stock option plans, having a weighted average exercise price of $6.659 per share at December 31, 2006. Includes 371,206 shares issued under Humboldt Bancorp’s stock option plans, having a weighted average exercise price of $8.5062 per share at December 31, 2006. Includes 209,305 shares issued under Western Sierra Bancorp’s stock option plans, having a weighted average exercise price of $15.0431. In connection with mergers, Umpqua assumed Centennial’s, Humboldt’s and Western Sierra’s obligations under their respective stock option plans.

(2)	Includes 1,000 unvested restricted stock award shares under Humboldt Bancorp plans that were assumed in connection with the acquisition of Humboldt Bancorp in July 2004.

(3)	At Umpqua’s 2003 Annual Meeting, shareholders approved the 2003 Stock Incentive Plan. The plan authorized the issuance of 2,000,000 shares of stock through awards of incentive stock options, nonqualified stock options or restricted stock grants; provided awards of stock options and restricted stock grants under the 2003 Stock Incentive Plan, when added to options outstanding under all other plans, are limited to a maximum 10% of the outstanding shares on a fully diluted basis.

CORPORATE GOVERNANCE OVERVIEW

Our board of directors believes that its primary role is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The board has adopted and adheres to a Statement of Governance Principles, which the board and senior management believe promote this purpose, are sound and represent the best practices for our Company. We regularly review these governance principles and practices in light of Oregon law, Securities Exchange Commission (SEC) regulations, the rules and listing standards of the National Association of Securities Dealers (NASD) and best practices suggested by recognized governance authorities.

Statement of Governance Principles and Charters

Our Statement of Governance Principles and the charter of each of our board committees can be viewed on our website at www.umpquaholdingscorp.com/corporate governance. This Statement is also available in print to any shareholder who requests it. Each board committee operates under a written charter.

Employee Code Of Conduct

The Company has adopted a code of conduct, referred to as the Business Ethics and Conflict of Interest Code. We require all employees to adhere to this code in addressing legal and ethical issues that they encounter in the course of doing their work. This code requires our employees to avoid conflicts of interest, comply with all laws and regulations, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. All newly hired employees are required to certify that they have reviewed and understand this code. In addition, each year all other employees are reminded of, and asked to affirmatively acknowledge, their obligation to follow the code.

This code provides that our employees may report confidential and anonymous complaints to an “ethics hotline” maintained by an independent vendor. These complaints may be made online or by calling a toll-free phone number. Complaints relating to financial matters are routed to our Chief Auditor. Other complaints, such as those dealing with employee issues, are routed to another appropriate executive manager for review. Employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of law or a violation of our Business Ethics and Conflict of Interest Code.

In addition, the Company has adopted a Code of Ethics for Financial Officers, which applies to our chief executive officer, our chief financial officer, our principal accounting officer, our controller and all other officers serving in a finance, accounting, tax or investor relations role. This code for financial officers supplements our Business Ethics and Conflict of Interest Code and is intended to promote honest and ethical conduct, full and accurate financial reporting and to maintain confidentiality of the Company’s proprietary and customer information.

Our Business Ethics and Conflict of Interest Code and Code of Ethics for Financial Officers are available in the Corporate Governance section of our web site www.umpquaholdingscorp.com.

Nomination Procedures

Our Statement of Governance Principles describes the qualifications that the Company looks for in its nominees to the board of directors. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our shareholders. The board will consider the policy-making experience of the candidate in the major business activities of the Company and its subsidiaries. The board will also consider whether the nominee is representative of the major markets in which the Company operates. Directors must be willing to devote sufficient time to effectively carry out their duties and responsibilities and must be committed to serve on the board for at least the term to which they are elected. Nominees should not serve on more than three boards of public companies in addition to the Company’s board. The board’s policy provides that no person shall be eligible for election or reelection as a director if that person will reach the age of 70 at the time of that person’s election or reelection, provided that a director who reaches age 70 during his or her term, shall complete the term for which that director was elected.

A shareholder may recommend a candidate to the board and that recommendation will be reviewed and evaluated by our Nominating Committee. Our Committee will use the same procedures and criteria for evaluating nominees recommended by shareholders as it does for nominees selected by the Company. Shareholder recommendations for board candidates should be submitted to the Company’s Corporate Secretary, Steven Philpott at Umpqua Holdings Corporation’s Legal Department, P.O. Box 1560, Eugene, OR 97440.

In 2006, we received no recommendations for board candidates from shareholders. As a part of the Western Sierra Bancorp acquisition, we invited their board members to apply for the one director position that was being added to our board in connection with that transaction. Following review of those applications, the board of directors selected Mathew Bruno for appointment to our board.

Changes in Nomination Procedures

There have been no material changes to the procedures by which shareholders may recommend nominee’s to our board of directors since our procedures were disclosed in the proxy statement for the 2006 annual meeting.

Shareholder Communications

Our directors are active in their respective communities and they receive comments, suggestions, recommendations and questions from shareholders, customers and other interested parties on an ongoing basis. Our directors are encouraged to share those questions, comments and concerns with other directors and with our CEO. Comments and questions may be directed to our board by submitting them in writing to the Company’s Corporate Secretary, Steven Philpott at Umpqua Holdings Corporation’s Legal Department, P.O. Box 1560, Eugene, OR 97440. These comments will be communicated to the board at its next regular meeting. No communications of this type were received from shareholders in 2006. The Company has no formal policy regarding the attendance of directors at the annual meeting of shareholders, which have historically been held in Roseburg. The board has expressed a desire to increase board attendance at the annual meeting and the 2007 annual meeting is scheduled for Portland, Oregon on the day before a scheduled regular meeting of the board, to facilitate board attendance. Portland may also be a more convenient location for more of our shareholders. Four directors attended the 2006 annual meeting.

Board Evaluations

Each year, our board evaluates the performance of its committees and its members. This evaluation process occurs in two stages. Each board member answers a questionnaire designed to rate, on a scale of one to five, the performance of each board committee on which that director serves, with respect to a number of components relevant to that committee’s functions. The answers and comments are compiled anonymously and reviewed by the committee as a whole, and reported to the full board. The Executive/Governance Committee then reviews those results and recommends changes in committee structure and function to the full board.

In addition, board members fill out a confidential self evaluation of their own performance, which is delivered to the board chair. The board chair then reviews that information with the board member and solicits input from each committee chair with respect to the board member’s performance. The Nominating Committee considers this information when recommending a slate of candidates to be nominated by the full board.

Succession Planning

Succession planning for the CEO and other named executive officer positions is one of the board’s most important duties. Each year, the CEO presents his written succession plan to the Nominating Committee, which is accompanied by his review of up to three internal candidates who should be considered to replace him and his recommendation as to which, if any, internal candidate should be considered to replace him in the event he cannot serve. Under the current plan, any internal candidate selected on an interim basis will have the opportunity to compete for the position with other candidates that come forward in an internal and external search. Each of the other named executive officers has a written succession plan that is reviewed with the CEO annually.

Meetings and Committees of the Board of Directors

The board of directors met seven times during 2006, including two special meetings relating to the acquisition of Western Sierra Bancorp and a three-day strategic planning retreat. At the retreat, the board and executive management focus on how to best sustain the Company’s growth strategy while maintaining Umpqua’s unique culture and commitment to community banking. All board committees have regularly scheduled meetings except the Nominating Committee, which meets as appropriate, upon the call of its chairperson. Board committee chairs call for additional regular and special meetings of their committees, as they deem appropriate. In 2006, each director attended at least 75% of the board meetings, as well as meetings of committees on which the director served. Mr. Bruno became a director in June 2006 and attended all board meetings and all meetings of committees on which he serves after that date.

The board and each of our board committees regularly meet in executive session.

At December 31, 2006, the board of directors had seven active board committees: The Audit and Compliance Committee, the Budget Committee, the Compensation Committee, the Executive/Governance Committee, the Financial Services Committee, the Loan and Investment Committee, and the Nominating Committee.

The table below shows current membership information for each board committee:

	C — Chairperson		V — Vice Chair		• — Member
	Audit and			Executive/	Financial	Loan and
	Compliance	Budget	Compensation	Governance	Services	Investment	Nominating

Ronald F. Angell	•			•		C	•
Mathew A. Bruno					•	•
Scott D. Chambers		•	•	•	C		•
Raymond P. Davis		•		•	•	•
Allyn C. Ford				C			C
David B. Frohnmayer	•				•
Stephen M. Gambee		•	•			•
Dan Giustina	C			•			•
Diana E. Goldschmidt	V				V	•
Lynn K. Herbert	•					V
William A. Lansing		C	C	•			•
Theodore S. Mason					•	•
Diane D. Miller	•	•	V
Bryan L. Timm	•	•	•
Thomas W. Weborg		•	•			•

Audit and Compliance Committee

The board of directors has a standing Audit and Compliance Committee that meets with our independent registered public accounting firm to plan for and review the annual audit reports. The Committee meets at least four times per year and is responsible for overseeing our internal controls and the financial reporting process. As of January 1, 2007, the members of the Committee were directors Giustina (Chair), Angell, Frohnmayer, Goldschmidt (Vice Chair), Herbert, Miller and Timm. Each member of the Committee is independent, as independence is defined under Rule 4200(a)(15) of the listing standards of the NASD. The board of directors has adopted an Audit and Compliance Committee Charter, a copy of which is available on our web site in the Corporate Governance section of www.umpquaholdingscorp.com. The charter provides that only independent directors may serve on the Committee. The charter further provides that at least one member shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The board of directors has determined that Bryan L. Timm meets the SEC criteria for an “audit committee financial expert.” The board of directors believes that each of the current members of the Committee has education and/or employment experience that provides them with appropriate financial sophistication to serve on the Committee. In 2006, the Audit and Compliance Committee met seven times. In addition to these formal meetings, the Committee previews earnings releases and periodic reports to be filed with the SEC and it usually meets by telephone conference to discuss those documents.

Budget Committee

The Budget Committee reviews and oversees our budgeting process, including the annual operating budget and the capital expenditure budget. It also oversees dividend planning and our stock repurchase programs. Effective January 1, 2007, the members of the Committee were directors Lansing (Chair), Chambers, Davis, Gambee, Miller, Timm and Weborg. The Committee meets at least quarterly. In 2006, the Budget Committee met five times, including one special meeting.

Compensation Committee

See Introduction to the section entitled, Executive Compensation Discussion and Analysis.

Executive/Governance Committee

The Executive/Governance Committee may, subject to limitations in our Bylaws and under Oregon law, exercise all authority of the full board when the full board in not in session. This Committee is responsible for the review and oversight of the Company’s strategic planning process, corporate governance, consideration of the Company’s merger and acquisition opportunities and oversight of the board’s structure. This Committee is comprised of the chairman of the board, the chair of each board committee and Umpqua’s CEO. Effective January 1, 2007, the members of the Committee were directors Ford (Chair), Angell, Chambers, Davis, Giustina and Lansing. This Committee meets at least quarterly. In 2006, the Executive/Governance Committee met four times.

Financial Services Committee

The Financial Services Committee reviews and oversees the operations of Strand Atkinson Williams & York, Inc. and Umpqua Bank’s Private Client Services division. This Committee serves as Strand’s board of directors, as well as the board of directors of Bancorp Financial Services, another subsidiary of the Company that is currently winding up a securitized lease portfolio acquired in the Humboldt Bancorp transaction. Effective January 1, 2007, the members of the Committee were directors Chambers (Chair), Davis, Frohnmayer, Goldschmidt (Vice Chair) and Mason. This Committee must meet at least quarterly and in 2006, the Committee met five times, including one special meeting.

Loan and Investment Committee

The Loan and Investment Committee approves certain loans, approves charge-offs to the loan loss reserve, sets investment and liquidity policies and monitors compliance with those policies and reviews Umpqua’s loan and investment portfolios. Effective January 1, 2007, members of the Committee were directors Angell (Chair), Davis, Gambee, Goldschmidt, Herbert (Vice Chair), Mason and Weborg. The Loan and Investment Committee meets at least quarterly and in 2006 it met five times.

Nominating Committee

The Nominating Committee proposes nominees for appointment or election to the board of directors and conducts searches to fill the positions of President and CEO. The Committee is comprised of the chairman of the board and the chair of each board committee. All of the directors serving on the Nominating Committee are independent, as defined in the NASD listing standards. Effective January 1, 2007, the members of the Committee were directors Ford (Chair), Angell, Chambers, Giustina and Lansing. The Nominating Committee meets as often as it deems appropriate and in 2006, the Committee met three times.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon our review of (i) Forms 3, 4 and 5 that we filed on behalf of directors and executive officers, or received from them with respect to the fiscal year ended December 31, 2006, and (ii) their written representations that no Form 5 is required, we believe that all reporting persons made all required Section 16 filings with respect to the 2006 fiscal year on a timely basis.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the 2008 annual meeting of shareholders, the proposal must be in proper form under SEC Regulation 14A, Rule 14a-8-Proposals of Security Holders, and received by the Secretary of the Company on or before December 19, 2007. Shareholder proposals to be presented at the 2008 annual meeting of shareholders, which are not to be included in the Company’s proxy materials must be received by the Company no later than January 18, 2008, in accordance with the Company’s Bylaws.

RELATED PARTY TRANSACTIONS

Transactions with Related Persons/Approval Process

Umpqua has arrangements under which Umpqua Bank leases certain facilities from entities in which certain directors have indirect material interests. These leases are not required to be disclosed under Item 404 of Regulation S-K.

Umpqua has a formal process with respect to the review and approval of loans extended by Umpqua Bank to related persons, as described below. Umpqua has no formal process to approve other transactions with related persons. Under Nasdaq Rule 4350(h), all transactions with related persons must be approved by Umpqua’s audit committee or another independent body of the board of directors. In each instance where Umpqua Bank has a facility lease with a director, the lease was (i) entered into before the director became a related person with respect to Umpqua and/or (ii) Umpqua Bank assumed the lease in connection with an acquisition, so no prior approval by Umpqua was required or obtained. Nonetheless, the leases are believed to be on terms fair to the Bank and consistent with terms available from unrelated third parties. On an ongoing basis, any transactions with related persons are reviewed and approved in accordance with Nasdaq Rule 4350(h).

Loans to Directors and Officers

Umpqua Holdings Corporation does not extend loans or credit to any officers or directors. However, many of our directors and officers, their immediate family members and businesses with which they are associated, borrow from and have deposits with Umpqua Bank. All such loans are made in the ordinary course of Umpqua Bank’s business, and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Umpqua Bank. These loans did not and do not involve more than the normal risk of collection or present other unfavorable features to Umpqua Bank.

Loans by the bank to directors and designated executive officers are governed by Regulation O, 12 CFR Part 215. Under the bank’s procedures, the Chief Credit Officer can approve individual credits subject to Regulation O up to a total credit exposure of $100,000 and report those loans to our Loan and Investment Committee. All Regulation O credits with a total credit exposure in excess of $100,000 must be approved by that Committee. Regulation O limits loans to executive officers to $100,000 unless the loan is secured by a first lien on the officer’s primary or secondary residence or unless the loan is made to finance the education of the officer’s children. All of our named executive officers are designated as executive officers under Regulation O.

As of December 31, 2006, the aggregate outstanding balance of all loans to Regulation O executive officers, directors, principal shareholders and their businesses was approximately $12.6 million, which represented approximately 1.81% of the consolidated shareholders’ equity at that date. All such loans are currently in good standing and are being paid in accordance with their terms.

DIRECTOR COMPENSATION

In January 2007, our Compensation Committee adopted the following statement of philosophy with regard to director compensation:

“Umpqua’s director compensation is designed to align the board of directors with its shareholders, and to attract, motivate, and retain high performing members critical to our company’s success. Our director compensation philosophy is simple: we pay our directors a competitive rate when compared to similar size and performing financial services organizations.

•	Objectives — Umpqua Bank is committed to providing competitive compensation to our directors. Within that context, our prime objectives are to:

•	Attract and retain highly qualified people that portray our company culture and values

•	Link the interests of our directors to the values derived by our shareholders

•	Align the interests of our directors, executives, and employees

•	Conform to the highest levels of fairness, ethics, transparency, and sound governance practice

•	Director Compensation — On a regular basis the board will engage a third party professional to perform an evaluation to ensure director compensation is fair and competitive. Any change to director compensation is first reviewed by the Compensation Committee of the board prior to full board approval. Currently, it is the company’s policy for director compensation to be paid 100% in company stock, which may be taken as deferred compensation.

•	Director Training — We are committed to the continuing education of our directors. Umpqua provides an annual allowance for our directors to obtain director-specific education. Directors receiving such education shall provide an educational synopsis to the board or appropriate board committee.”

The Compensation Committee is charged with reviewing director compensation and recommending changes to the full board. The board of directors has adopted a Director Compensation Plan that sets forth the terms and manner in which non-employee directors will be compensated for their service on the board of directors and committees of Umpqua and its subsidiaries.

All director fees are payable in shares of Umpqua Holdings Corporation common stock, purchased periodically on the open market by a brokerage firm for the account of each director with funds provided by the Company. Directors may choose to receive compensation on a deferred basis.

Under the plan, director fees are paid quarterly, in arrears, after review of attendance records. Directors may attend committee meetings by teleconference, but they are allowed to attend only one regular board meeting per year by teleconference and they must be personally present at all other regular board meetings. The plan also reiterates the directors’ obligations under applicable securities laws, Umpqua’s Insider Trading Policy, and obligates the directors, if requested to do so, to execute a lockup agreement in the event of a firmly underwritten public offering of our securities.

Umpqua also provides a nonqualified deferred compensation plan to its non-employee directors. Under this plan, each director may annually elect to place all or part of his or her director compensation for the coming year into the deferred plan. Under the plan, a director may choose to have distributions from the plan in a lump sum or in annual installments over three, five or ten year periods following the date that the director leaves the board. Umpqua pays director compensation in shares of its common stock and the shares are held by a trustee. The dividends paid on those shares are credited to the director’s account, but no interest or other compensation is paid by the Company with respect to the deferred account.

The Compensation Committee’s practice is to engage an outside consultant at least once every three years to review director compensation paid by a peer group of companies to ensure that the compensation we pay to our directors is competitive given Company performance, board performance and our community bank philosophy. A peer group analysis was performed in 2006 and the Compensation Committee recommended increasing director compensation and the board approved an increase to the board meeting participation fee by $1,000 per meeting. The

Committee looked at director compensation paid by the same peer group of companies that it used for review of the CEO’s compensation. At that time, the Committee reported to the board that with this increase in the board meeting participation fee, total compensation paid to each director is below the median paid by the peer group of companies.

In December 2006, the board of directors, acting upon a recommendation from the Compensation Committee, decided to maintain 2007 board compensation at the levels set in 2006. The schedule of fees in effect since April 2006 is set forth in the table, below. The board Chair receives a higher retainer and participation fee. Committee chairs receive a slightly higher participation fee for chairing their committee meetings.

Schedule of Directors’ Fees

The Quarterly Retainer amount is:

For the Chair of the Board of Directors	$3,500
For every other Participating Director	$3,000

All directors serve on the board of Umpqua Holdings Corporation and Umpqua Bank and each receives only one Quarterly Retainer.

The Participation Fee for Board Meetings is:

For the Chair of the Board of Directors	$4,500
For every other Participating Director	$4,000

All directors serve on the board of both Umpqua Holdings Corporation and Umpqua Bank and each receives only one Participation Fee for board meetings actually attended, if both board meetings are scheduled to be held on the same day, either jointly or one following another.

The Participation Fee for committee meetings is $500 for each meeting attended by a committee member. The Audit and Compliance Committee Chair receives $700 for each meeting chaired and all other committee chairs receive $600 for each meeting chaired.

The following table shows the compensation earned in 2006 by each director with respect to each category of compensation. Although each director is paid in Umpqua stock, this table shows the cash contributed by the Company to the Director Compensation Plan to purchase that stock.

		Board	Committee
Name	Retainer	Participation	Participation	Total

Ronald F. Angell	$11,500	$24,000	$8,500	$44,000
Mathew A. Bruno	$6,000	$12,000	$3,000	$21,000
Scott D. Chambers	$11,500	$24,000	$10,000	$45,500
Allyn C. Ford	$13,500	$22,500	$3,000	$39,000
David B. Frohnmayer	$11,500	$24,000	$5,000	$40,500
Stephen M. Gambee	$11,500	$24,000	$7,500	$43,000
Dan Giustina	$11,500	$24,000	$7,400	$42,900
Diana E. Goldschmidt	$11,500	$24,000	$8,500	$44,000
Lynn K. Herbert	$11,500	$24,000	$5,000	$40,500
William A. Lansing	$11,500	$24,000	$8,500	$44,000
Theodore S. Mason	$11,500	$24,000	$5,500	$41,000
Diane D. Miller	$11,500	$24,000	$8,500	$44,000
Bryan L. Timm	$11,500	$24,000	$7,500	$43,000
Thomas W. Weborg	$11,500	$20,000	$5,500	$37,000

Director Compensation

The following table summarizes the compensation paid by the Company to non-employee directors for the fiscal year ending December 31, 2006.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other	Total
Name	Cash ($)	Awards ($)	Awards ($)	Compensation ($)	Earnings	Compensation ($)	($)
(a) (1)	(b) (2)	(c)	(d)	(e)	(f)	(g)	(h)

Angell, Ronald F.	$44,000						$44,000
Bruno, Mathew A.	$21,000						$21,000
Chambers, Scott D.	$45,500						$45,500
Ford, Allyn C.	$39,000						$39,000
Frohnmayer, David B.	$40,500						$40,500
Gambee, Stephen M.	$43,000						$43,000
Giustina, Dan	$42,900						$42,900
Goldschmidt, Diana E.	$44,000						$44,000
Herbert, Lynn K.	$40,500						$40,500
Lansing, William A.	$44,000						$44,000
Mason, Theodore S.	$41,000						$41,000
Miller, Diane D.	$44,000						$44,000
Timm, Bryan L.	$43,000						$43,000
Weborg, Thomas W.	$37,000						$37,000

(1)	Director Davis is omitted from this table because he is a named executive officer, he receives no separate compensation for service as a director and his compensation is fully reflected in the Summary Compensation Table.

(2)	Amounts in column (b) are earned in cash and paid in Umpqua stock.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee carries out the board’s overall responsibilities with respect to executive compensation, director compensation and review of the Company CEO’s performance. The Committee also oversees administration of the Company’s employee benefit plans, including the Company’s 401(k) and profit sharing plan. All Committee members are required to meet the NASD and SEC independence and experience requirements. Effective January 1, 2007, the members of the Committee were directors Lansing (Chair), Chambers, Gambee, Miller (Vice Chair), Timm and Weborg. The Compensation Committee must meet at least quarterly. In 2006, the Committee met ten times, including four special meetings.

The Compensation Committee operates under a written charter which is posted on our website at www.umpquaholdingscorp.com. The Committee’s charter is reviewed annually. The Compensation Committee Chair sets the agenda and calendar for the Committee. The Committee has the authority to, and routinely does, hire independent consultants to advise the Committee on compensation matters.

In 2006 and 2007, in addition to its annual review and approval of compensation for the CEO and the other named executive officers, the Compensation Committee negotiated an amendment to the Supplemental Executive Retirement Plan that was entered into with Mr. Davis in 2003. See the section entitled Retirement Plan for Mr. Davis for more information.

The Chief Executive Officer reviews the performance of the other named executive officers and recommends to the Compensation Committee compensation packages for each of them.

Identification of Named Executive Officers

We disclose the compensation paid to each of our “named executive officers” as required by Item 402 of Regulation S-K. Those individuals are:

Designation	Name	Title

Principal Executive Officer	Raymond P. Davis	President and CEO
Principal Financial Officer	Daniel A. Sullivan	Executive Vice President/Chief Financial Officer
	Brad F. Copeland	Senior Executive Vice President/Operations and Chief Credit Officer
	David M. Edson	Executive Vice President and President — Umpqua Bank Northwest Region
	William T. Fike	Executive Vice President and President — Umpqua Bank California Region

Philosophy

The Company has adopted a written statement of its executive compensation philosophy. That statement is reviewed annually by the Compensation Committee. In December 2006, the Committee approved the following statement:

“Decisions regarding executives’ total compensation program design, as well as individual pay decisions, will be made in the context of this Executive Compensation Philosophy and our ability to pay, as defined by our financial success. Umpqua’s executive compensation is designed to recognize superior operating performance thereby maximizing shareholder value, and to attract, motivate and retain the high performing executive team critical to our Company’s success. Our executive compensation philosophy is simple: we pay competitive base salaries and we strongly reward performance.

•	Objectives — Umpqua Bank is committed to providing competitive, performance-based total compensation opportunities to our executives who collectively have the responsibility for making our Company successful. Within that context, our prime objectives are to:

•	Attract and retain highly qualified executives that portray our Company culture and values

•	Motivate executives to provide excellent leadership and achieve Company goals

•	Provide substantial performance-related incentive compensation that is aligned to our business strategy and directly tied to meeting specific business objectives

•	Strongly link the interests of executives to the value derived by our shareholders from owning Company stock

•	Connect the interests of our executives and our employees

•	Be fair, ethical, transparent and accountable in setting and disclosing executive compensation.

•	Base Salary — Base pay opportunities should be fully competitive with other relevant organizations within the markets in which we compete. Individual salary determinations involve consideration of incumbent qualifications, behaviors, cultural adherence, and performance.

•	Short-Term Incentives — Consistent with competitive practices, executives should have a significant portion of their targeted annual total cash compensation at risk, contingent upon meeting company profitability goals and personal objectives.

•	Long-Term Incentives — Executives who are critical to our long-term success should participate in long-term incentive opportunities that link a significant portion of their total compensation to increasing shareholder value.

•	Executive Benefits — We offer executives competitive benefit programs, such as health insurance, 401(k) plan, vacation, and life insurance, of which similar programs are offered to our employees.

•	Communications & Training — We are committed to sharing information with executives to enable them to fully understand our objectives for executive pay and each element of their total compensation package.”

Executive Compensation — Plan Design and Objectives

Base Salary

The purpose of base salary is to create a secure base of cash compensation for executives that is competitive with the market. Executive salary increases do not necessarily follow a preset schedule or formula; however, the following are considered when determining appropriate salary levels and increases:

• The individual’s current and sustained performance results and the methods utilized to achieve those results; and

• Non-financial performance indicators to include strategic developments for which an executive has responsibility (such as product development, expansion of markets, increase in same-store loan or deposit growth and acquisitions) and managerial performance (such as service quality, sales objectives and regulatory compliance).

Individual and Company Performance

A significant component of compensation should be related to performance. We believe that an employee’s compensation should be tied to how well the employee’s team and the Company perform against both financial and non-financial goals and objectives. The board annually establishes the financial goals for the incentive compensation program. Non-financial goals include satisfactory performance on all internal and external regulatory exams and audits and achievement of the business and personal goals assigned to each executive.

Short-Term and Long-Term Incentives

Incentive compensation should balance short and long term performance. We look to balance the focus of all employees on achieving strong short-term or annual results in a manner that will ensure the Company’s long-term viability and success. Therefore, to reinforce the importance of balancing these perspectives, senior management is regularly provided with both annual and long-term incentives. Participation in long-term incentive programs increases with higher levels of responsibility, as employees in these leadership roles have the greatest influence on the Company’s strategic direction and results over time.

Annual Incentives

The purpose of annual incentive plans is to provide cash compensation on an annual basis that is at risk and contingent on the achievement of annual business and operating objectives, as well as personal goals and objectives.

At the beginning of each year we adopt an Incentive Plan that provides for incentive compensation to be awarded to the Chief Executive Officer and our other named executive officers upon achievement of individual performance objectives established by the board of directors or the Compensation Committee for Mr. Davis and individual performance objectives established by Mr. Davis for the other named executive officers.

Each executive is assigned a target bonus, which is a percentage of base salary. The overall target bonus is discretionary and subject to adjustment. Achievement of the target bonus is based on the success of the Company and the individual executive in certain performance areas, as more particularly discussed in the section entitled Executive Compensation Decisions.

Since 2004, the financial component of the incentive has been based on earnings per share (EPS) targets. These targets are set by the board upon the Budget Committee’s recommendation. The Company does not give earnings guidance and regards internal earnings targets as confidential. Typically, the earnings per share target for 100% payout of the financial component is achievable, but requires better than expected performance. The maximum percentage payout is 150% of base salary.

The following table compares actual results against EPS targets and shows the percentage payment of the target incentive for the years 2004-2006:

		Percentage Payout of
Year	EPS Target was:	Target Incentive

2004	Exceeded	110%
2005	Met	100%
2006	Not Met	75%

In 2006, the Committee adopted language to be included in the annual Incentive Plans of all named executive officers, beginning in 2007, which requires the executive to repay to the Company (“claw back”) any incentives awarded based on earnings per share for a particular period if it is later determined that the earnings per share target was not achieved due to fraud or mistake, but only if the error causes a restatement of earnings.

Other Annual Compensation — Benefits and Perquisites

We provide benefit programs to executive officers and to other employees. The following table identifies the benefit plans and identifies those employees who may be eligible to participate:

Named
Benefit Plan	Executive Officers	Certain Managers	Full Time Employees

401(k) Plan	●	●	●
Group Medical/Dental/Vision	●	●	●
Group Life and Disability	●	●	●
Annual Manager Incentive Plan	●	●
Severance	●	●	●
Change in Control	●	●
Supplemental Retirement (Top Hat)	●
Supplemental Executive Retirement(1)	●
Deferred Compensation Plan(2)	●

(1)	Mr. Davis is the only employee with a Supplemental Executive Retirement Plan

(2)	Mr. Fike is the only named executive officer with a Deferred Compensation Plan. In connection with the acquisition of other financial institutions, the Company has assumed deferred compensation plans that benefit other past and present employees.

The company provides modest perquisites to the named executive officers. The perquisites we offer are common in the financial services industry and help the company attract and retain superior employees for key positions. Some perquisites are intended to serve an Umpqua business purpose, but it is understood that some may be used for personal reasons, as well. Our payment of perquisites is disclosed in the Summary Compensation Table, below, and they primarily consist of paid club memberships and personal use of bank-owned automobiles.

Umpqua has adopted a policy that governs personal use of the aircraft leased by the Company. That policy generally provides that the CEO or CFO must approve any personal use of this aircraft. If the flight is for purely personal reasons, the officer must reimburse the Company in accordance with the Standard Industry Fare Level formula. If the officer is accompanied by a spouse or other guest, the officer must reimburse the Company for the spouse or guest’s use. If the officer’s spouse accompanies the officer for the purpose of participating in business functions, that use is not deemed to be personal use.

Long-Term Incentive Compensation

There are two forms of long-term incentives normally granted to our executives: stock options and the award of restricted shares.

•	Stock Options. The purpose of stock options is to provide equity compensation with value directly related to the creation of shareholder value and the increase in Company stock price. Stock options provide executives a vehicle (subject to vesting requirements) to increase equity ownership and share in the appreciation of the value of Company stock.

•	Restricted Stock Grants. Restricted stock grants are awarded subject to vesting requirements and, in some cases, subject to the Company achieving predetermined financial goals. Restricted shares serve to help retain key executive talent, as well as attract and retain non-executive employees who make a significant contribution to the Company.

With respect to both stock option and restricted share grants, the deferred vesting schedules are designed to provide significant retention incentives to help ensure the recipients continue with the Company. We believe that key executives should have significant stake in the performance of the company’s stock, to align their decisions with creating shareholder value. We encourage our named executive officers to retain the equity awards that they receive and we have minimum stock ownership requirements for executive officers. As stated in our Statement of Governance Principles, the company expects its executive officers to accumulate a meaningful position in Umpqua shares over a three-year period after joining the Company. At minimum, an executive officer must own 2,500 shares of Umpqua stock within one year after he or she attains that status. In 2006, the named executive officers acquired 110,789 shares of company stock through vesting of restricted share grants and stock option exercises and sold or disposed of 14,277 shares.

Our share ownership guidelines are posted on our website in the Statement of Governance Principles. Directors and executive officers are authorized to sell no more than 15,000 shares per calendar year, unless he or she obtains authorization in a hardship situation from the Audit and Compliance Committee. In addition to this cap, a director or officer may sell shares to cover the exercise price and estimated taxes associated with an option exercise. Our policy also prohibits directors and executives from engaging in transactions in which they may profit from short term speculative swings in the market value of Umpqua stock. These prohibited transactions include “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future); “short sales against the box” (selling owned, but not delivered securities); “put” and “call” options (publicly available rights to sell or buy Umpqua shares at a specific price within a specified period of time) and derivative transactions, such as non-recourse loans secured by Company stock.

Equity Compensation Plan Practices

In general, we issue stock options and/or restricted stock awards to our named executive officers at the following times: (i) upon initial employment with the Company; (ii) in January or February of each year, in connection with establishing their long-term compensation package for that year; and (iii) in connection with a significant advancement or promotion or a significant change in compensation arrangements. In January 2007, the Compensation Committee adopted a practice of issuing equity grants associated with setting annual long term incentive packages with an effective date when the trading window is open for section 16 reporters. This way, the stock price at the time of the grant can reasonably be expected to fairly represent the market’s view of our results and prospects.

Role of Tax and Regulatory Requirements

Under section 162(m) of the Internal Revenue Code, the Company is generally prohibited from deducting for federal income tax purposes employee compensation that would otherwise be deductible to the extent that the compensation exceeds $1,000,000 for any covered employee in any fiscal year. However, compensation that is performance-based as defined in the Code is not subject to the deductibility limits. The board’s current policy is to ensure that all compensation paid by the Company is fully deductible for federal income tax purposes. See the section titled 2005 Performance-Based Incentive Plan.

Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share Based Payments, a revision to the previously issued guidance on accounting for stock options and other forms of equity-based compensation. SFAS No. 123R requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based forms of compensation issued to employees over the employees’ requisite service period (generally the vesting period). We adopted SFAS No. 123R under the modified prospective method which means that the unvested portion of previously granted awards and any awards that are granted or modified after the date of adoption will be measured and accounted for under the provisions of SFAS No. 123R. The Company will continue to use straight-line recognition of expenses for awards with graded vesting. Since January 2005, the Company has, in general, granted restricted stock awards in lieu of stock options to its executive officers as part of its long term incentive program. Mr. Davis has continued to receive stock option grants, but not restricted stock grants in 2005 and 2006. See tables titled Grants of Plan Based Award and Outstanding Equity Awards at Fiscal Year-End.

The employment agreements with our named executive officers provide that the if the severance and change in control benefits payable to the executive would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such benefit payments shall be reduced to the largest amount that will result in no portion of benefit payments being subject to the excise tax imposed by Section 4999 of the Code.

Those agreements also provide that if the benefits are subject to Section 409A of the Code and the executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, commencement of payment of the benefit shall be delayed for six months following the executive’s termination of employment.

The agreements with our named executive officers also provide that Umpqua shall make no payment of any benefit to the extent that such payment would be prohibited by the provisions of Part 359 of the regulations of the Federal Deposit Insurance Corporation (the “FDIC”), as the same may be amended from time to time.

Compensation Plans and Agreements

Employment Agreement with Raymond P. Davis

Our agreement with Mr. Davis, effective July 1, 2003, provides for his employment as President and Chief Executive Officer. It has no specific term and we may terminate his employment at any time for any reason or for no reason at all. However, if we terminate his employment without cause or if he leaves our employ for good reason, as defined in that agreement, he is entitled to a severance benefit equal to twice his base salary just prior to termination and twice his bonus received the prior year. Should Mr. Davis’ employment terminate as a result of a change in control, his employment agreement provides for payment of a severance benefit equal to three years base salary and three times the bonus that he was targeted to receive that year, payable over 36 months. In addition, the Company, or its successor, would be obligated to pay health and welfare benefits for three years following termination, immediately vest all unvested stock options and provide an additional credit to his supplemental executive retirement plan.

Retirement Plan for Mr. Davis

Several years ago, the Compensation Committee reviewed the total compensation package for Mr. Davis and determined that it was appropriate that the Company provide a retirement benefit that would supplement his participation in the Company’s 401(k) and Profit Sharing Plan, since that qualified plan limits annual contributions to a participant’s account. The evaluation and negotiation of a retirement plan for Mr. Davis was part of an overall revision of his compensation package that went into effect in 2003. At that time, Mr. Davis had been serving as President and CEO of Umpqua for approximately nine years and his compensation was regarded as too low by the Compensation Committee in comparison with the compensation paid to chief executives at peer companies and in consideration of the excellent results Mr. Davis had produced for Umpqua’s shareholders.

The company entered into a Supplemental Executive Retirement Plan with Mr. Davis on July 1, 2003, as amended and restated January 1, 2006 (the Davis SERP) that provides for retirement benefits to be paid to him if he retires on or after June 3, 2011. The Davis SERP also provides for adjusted payments if Mr. Davis is terminated or leaves Umpqua prior to June 3, 2011.

The annual retirement benefit payable under the Davis SERP, prior to the recently negotiated restructuring of the plan, was equal to Mr. Davis’ Final Average Compensation multiplied by the product (not to exceed 60%) of three percent and the number of years of service with Umpqua. Final Average Compensation means the highest three-year average annual total Compensation out of the final five years of employment. Compensation means base salary and cash bonus paid under Mr. Davis’ Employment Agreement and is the same as the salary and bonus reported on the Summary Compensation Table.

In 2005 and 2006, the Compensation Committee undertook a comprehensive review of the Davis SERP in order to determine (i) how it fits within the overall compensation package for Mr. Davis, (ii) how it compares with the overall compensation packages of CEOs in the identified peer group of companies and (iii) what benefits would be payable to him and what cost the Company would incur under that plan if the Company continues to grow at rates experienced over the past few years. The Committee observed that under the SERP plan, there was no upper limit on the benefits payable to Mr. Davis. In addition, since it is a retirement plan, the benefits are payable to him as they are vested, without regard to the performance of the company or the returns enjoyed by shareholders. The Committee felt that under the SERP as it was then structured, too much of the CEO’s long term incentive compensation was tied to this retirement plan. The Committee determined that it was appropriate to seek to negotiate a fixed cash retirement benefit in exchange for restricted shares that vest on Mr. Davis’s retirement. The Compensation Committee and Mr. Davis have agreed to restate his SERP to provide for a fixed schedule of annual retirement benefits, the amount of which depends on the timing and circumstances of termination of his employment. If Mr. Davis retires at age 62, his maximum annual benefit is $600,000 and at age 65, his maximum annual benefit is $850,000, paid until the later of his or his spouse’s death, with such payment period not to exceed 36 months after and to be less than 36 months prior to his predicted life expectancy at retirement. The annual benefits stated include the amounts available to Mr. Davis under Social Security retirement payments and other retirement or pension benefits funded by the Company. In consideration for fixing the benefit amount, the Compensation Committee agreed to approve a deferred stock grant to Mr. Davis covering 38,284 shares, to be issued following termination of his employment, subject to vesting based on the timing and circumstances of any termination of his employment prior to age 62.

As a result of the negotiations, Mr. Davis and the Company have agreed to the following, subject to shareholder approval of the proposed amendments to the 2003 Stock Incentive Plan, as discussed in the section titled Item 3. Amendments to 2003 Stock Incentive Plan:

•	to amend the Davis SERP so that the annual retirement benefit under the Davis SERP will be fixed and will, in no event, exceed $850,000 per year; and

• the Company will grant to Mr. Davis a 38,284 share deferred stock award.

In addition, the Company will grant to Mr. Davis a 50,000 share stock option award, vesting over a three-year period as follows: 60% on December 31, 2008; 20% on December 31, 2009 and 20% on December 31, 2010; and entered into a Long Term Incentive Restricted Stock Unit Agreement discussed in the section entitled Item 4. Adoption of the 2007 Long Term Incentive Plan.

Employment Agreements with Other Named Executive Officers

Mr. Copeland and Mr. Edson

We have entered into Employment Agreements with David M. Edson and Brad F. Copeland. These Agreements were amended and restated in March 2006 and they expire in 2008, but they have no specific term of employment. However, if we terminate the executive’s employment without cause or the executive leaves our employ for good reason, as defined in that Agreement, the executive is entitled to a severance benefit. The Agreements with Mr. Edson and Mr. Copeland entitle these executives to a severance benefit equal to the greater of nine months of the executive’s then current base salary or two weeks for every year of employment, paid over nine months.

Should employment terminate within one year following a change in control, as defined in the Agreements, the executive will receive a change in control benefit equal to 36 months current base salary and three times the incentive bonus he received the prior year, payable over 36 months. This change in control benefit is in lieu of a severance benefit. Alternatively, if the executive remains employed for 12 months following a change in control, he will receive a retention benefit equal to 12 months current base salary and 100% of the incentive paid the prior year payable over 12 months, beginning one year after the change in control. The executive may not receive a retention benefit if he is receiving a change in control benefit.

Mr. Fike

In March 2006, Mr. Fike’s Employment Agreement was amended to provide a change in control benefit equivalent to the benefit provided to Mr. Copeland and Mr. Edson, as described above. In addition, Mr. Fike is eligible to receive his change in control benefit if he is terminated in the six-month period prior to announcement of a change in control. His Agreement also provides for a severance benefit equivalent to that of Mr. Copeland and Mr. Edson, and all other material terms and conditions of the Employment Agreement are the same.

Mr. Sullivan

We have a Terms of Employment and Severance Agreement with Mr. Sullivan effective September 15, 2003, as amended January 5, 2005. His severance benefit is the same as that described above for Mr. Edson and Mr. Copeland if he is terminated without cause or he leaves for good reason. If Mr. Sullivan’s employment terminates within one year following a change in control, as defined in his Agreement, he will be entitled to payment of a severance benefit equal to two years current base salary and two times the incentive he received in the previous year, payable over 24 months. This change in control payment is in lieu of a severance benefit. If Mr. Sullivan remains employed for 12 months following a change in control, he will receive a retention benefit equal to 12 months base salary and 100% of the incentive paid the prior year, payable over 12 months, beginning one year after the change in control. He will not receive a retention benefit if he is paid a change in control benefit.

2003 Stock Incentive Plan

We have a stock incentive plan that was approved by shareholders in 2003. Two million shares of common stock were reserved for issuance under the 2003 plan. The plan is administered by the Compensation Committee. Under the 2003 plan, non-qualified stock options, incentive stock options and restricted stock grants may be issued to employees and directors of the Company and its subsidiaries as recommended by the Committee and approved by the board.

Under the terms of the 2003 plan, awards of stock options and restricted stock grants, when added to options under all other plans, are limited to a maximum of ten percent of the outstanding shares on a fully diluted basis. During 2006, we granted 92,850 restricted shares to 61 employees under the 2003 Stock Incentive Plan. Each of these grants vests 20% per year over five years following the date of the grant. In addition, in 2006, we granted options to purchase 25,000 shares to one employee (Mr. Davis) under the 2003 Stock Incentive Plan. All grants and awards were recommended by the Compensation Committee and approved by the full board of directors. As of February 9, 2007, there were a total of 1,187,450 shares in the 2003 plan available for future grants, of which all are immediately available for issuance under the ten percent limitation. Shareholders are being asked to approve amendments to this plan as set forth in the section entitled Item 3. Amendments to 2003 Stock Incentive Plan.

401(k) and Profit Sharing Plan

Umpqua sponsors and administers a 401(k) salary deferral and profit sharing plan covering substantially all employees of the Company and its subsidiaries. The plan is subject to the Employee Retirement Income Security Act of 1974, as amended. Participants may elect to contribute 100% of eligible compensation to the plan each year, subject to applicable IRC limits on annual employee deferrals. In 2006, the Company contributed a matching contribution of up to 50% of each participant’s salary deferral, up to 6% of eligible compensation. In addition, the Company made a profit sharing contribution equal to 2% of each participant’s eligible compensation. Our named executive officers are eligible to participate in the plan under the same terms and conditions as other employees.

Supplemental Retirement (“Top Hat”) Plan

We maintain a non-qualified deferred compensation plan for executive officers selected by the board. Under the plan eligible executives may defer a portion of their compensation into the plan. The Company may make discretionary profit sharing or other discretionary contributions to the plan. The plan is designed to be administered under Sections 201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974. In 2006, only the named executive officers (except Mr. Fike) were eligible to participate in this plan.

Deferred Compensation Agreement with Mr. Fike

On June 13, 2005, the Company entered into a 2005 Executive Deferred Compensation Agreement with William Fike, pursuant to which Mr. Fike is permitted to defer a portion of his annual compensation. The Company has established an account of the deferrals, which will be credited with interest at the end of each year. The interest credited is equal to the 5-year Treasury Constant Maturity as of the last business day of the preceding year. This deferred compensation arrangement was established at the time of Mr. Fike’s initial employment, to mitigate the effects of a deferred compensation plan with his previous employer, which required him to begin taking distributions from that plan when he separated from that company.

2005 Performance-Based Incentive Plan

The Company’s 2005 Performance-Based Incentive Plan is designed to tie a significant portion of annual compensation to Company performance and to provide incentives to executive officers to achieve results tied to important objective business criteria. The Plan was approved by shareholders in 2005 and is intended to ensure that performance-based compensation awarded to the Company’s executives is deductible. The Plan is administered by the Compensation Committee and it continues in effect until December 31, 2008. The Plan authorizes the payment of an annual incentive tied to a percentage of the executive’s base salary and that incentive compensation is awarded upon achieving performance targets related to the corporate objectives established by the Compensation Committee. For 2006, the performance-based targets were:

•	the Company’s diluted operating earnings per share; and

•	supervisory ratings issued by regulatory agencies for the Company and its subsidiaries.

EXECUTIVE COMPENSATION DECISIONS

Introduction

Mr. Davis and the executive team led the company in the successful acquisition and integration of Western Sierra Bancorp and to solid financial performance in 2006. At the same time, they continued to emphasize the Company’s vision and mission, which is to create a unique and memorable banking environment in which our customers perceive the bank as an indispensable partner in achieving their financial goals; our people achieve unparalleled personal and professional success; our shareholders achieve the exceptional rewards of ownership; and our communities benefit from our involvement and investment in their future.

2006 Base Salary for Named Executive Officers

In 2005, the Compensation Committee hired Mercer Human Resource Consulting (Mercer) as an independent compensation consultant reporting only to the Committee with respect to benchmarking the CEO’s compensation for 2006. Mercer was also engaged by management to provide benchmarking analysis for the other named executive officers in connection with setting 2006 compensation.

At the end of each fiscal year, the Company’s CEO recommends the level of base and incentive compensation as well as equity grants for the ensuing year of individual executive officers reporting to him, as well as the compensation of executive officers covered by NASD Rule 4350, and the Committee reviews those recommendations and compares it with market information to ensure that executive compensation is competitive and that the

CEO is exercising his discretion appropriately. The Committee reviews, and ratifies or approves, all components of the compensation for executive officers covered by NASD Rule 4350, including salary, annual incentives, long-term incentive compensation and internal pay equity.

In December 2005, Mr. Davis met with the Committee to review his recommendations for the named executive officers, based on his own evaluation of their performance and his review of the Mercer compensation report.

Mercer initially proposed and analyzed a peer group of 15 publicly traded companies in the regional bank category, emphasizing those located in the western United States, whose total assets were approximately between $2.5 and $10 billion, at September, 2005. At meetings in December 2005, the Committee reviewed the peer group, determined that some of the institutions selected by Mercer were not deemed comparable with respect to the CEO’s compensation, because of size or tenure of the CEO with that institution, and asked Mercer to delete three institutions from the peer group with respect to the CEO analysis. At the Committee’s request, Mercer presented a revised analysis to the Committee in early January 2006. The peer group selected by the Committee was comprised of the following institutions:

Amegy Bancorporation, Inc.	First Republic Bank	Sterling Financial Corp.	Greater Bay Bancorp
Pacific Capital Bancorp	Republic Bancorp	SVB Financial Group	Westamerica Bancorporation
CVB Financial Corp	First Community Bancorp	Banner Corp	UCBH Holdings, Inc.*
Cathay General Bancorp*	EastWest Bancorp, Inc.*

*	These companies were not included in the peer group for CEO benchmarking, but they were included with respect to benchmarking the other named executive officers.

Mercer reported the following data for the peer group: base salary and annual incentives with 25th, 50th and 75th percentile data cuts. They reported long term incentive (LTI) grant values over a three year period, valued at the grant date. Mercer’s report used data from published compensation surveys and peer group proxy data. At meetings in December 2005 and January 2006, the Committee reviewed all components of the named executive officer’s compensation including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option, restricted stock gains, SERP plan benefits and various perquisites and other personal benefits. The Committee reviewed the Mercer reports and tally sheets setting forth the components of Mr. Davis’s compensation prepared by Foster Pepper, LLP (FP).

The Committee determined that, in general, it targeted the 75th percentile of peer group data as the appropriate level of overall compensation for the named executive officers. The Committee believes that above average performance by these executives is expected and is being achieved. Mercer’s report stated that total cash compensation (base salary plus annual incentives) of the named executive officers were all at the median or between the median and the 75th percentile, except that Mr. Sullivan’s was below the median. Looking at total direct compensation (base salary plus annual incentives plus LTI), Mercer’s report stated that all named executive officers were between the median and 75th percentile, except Mr. Davis was slightly below the median and Mr. Copeland was slightly above the 75th percentile. However, the Committee felt that there was insufficient public data available about peer group SERP plans to adequately compare total compensation packages of the peer group CEOs with the overall compensation package for Mr. Davis, including the value of the supplemental retirement plans. As noted above, in the section titled Retirement Plan for Mr. Davis, the Committee determined that during 2006, it would evaluate the impact of the Davis SERP on his total compensation.

In January 2006, based on the information received and reviewed and their deliberations, the Compensation Committee approved the following base salary increases and incentive targets for the named executive officers in 2006. The full board approved the compensation package for Mr. Davis:

		Percentage		Targeted Incentive
	2006	Increase over	Targeted	as a Percentage
Name	Base Salary	2005	Incentive	of Base Salary

Raymond P. Davis	$658,000	8.2%	$493,500	75%
Daniel A. Sullivan	$278,250	5.0%	$139,125	50%
Brad F. Copeland	$311,200	17.4%	$186,720	60%
David M. Edson	$321,450	16.9%	$192,870	60%
William T. Fike	$322,200	7.4%	$193,320	60%

2006 Incentive Compensation Earned by the Named Executive Officers

Each of the named executive officers was eligible for incentive compensation earned in 2006. For Mr. Davis, the target incentive was 75% of his base salary. Achievement of the target incentive for 2006 was based on success in three performance areas:

• corporate financial targets-measured by fully diluted operating earnings per share (65%);

• leadership goals (20%); and

• regulatory goals (15%).

Mr. Davis could have earned from 0% to 150% of each of his targeted percentages in the three performances areas. The Compensation Committee considered a variety of possible performance areas but determined that the three areas focused Mr. Davis and provided an incentive for him to perform in a manner that would benefit shareholders.

For Mr. Sullivan, the target incentive was 50% of his base salary. For Mssrs. Copeland, Edson and Fike, the target incentive was 60% of base salary. Achievement of the target incentive for all other named executive officers in 2006 (except Mr. Davis) was based on success in four performance areas:

• corporate financial targets-measured by operating earnings per share-fully diluted (40%);

• personal and business goals (30%);

• leadership and cultural competencies (20%); and

• regulatory and compliance goals (10%).

The Company emphasizes objective performance benchmarks for annual incentive compensation, as measured by fully diluted operating earnings per share and achievement of compliance and regulatory goals, as measured by ratings achieved in regulatory examinations and internal audit and compliance reviews. These objective standards are consistent with the 2005 Performance Based Incentive Plan and comprise 80% of Mr. Davis’s target incentive and 50% of the target incentive of the other named executive officers. The other performance targets include subjective standards are awarded outside the 2005 Performance Based Incentive Plan.

In January 2007, the Compensation Committee reviewed 2006 operating results against the incentive plans for each of the named executive officers. The earnings per share target was the same for all named executive officers. It determined that the Company’s actual earnings per share were below the targeted incentive and, in accordance with the 2006 plan, each named executive officer received 75% of the targeted incentive for that component. Achievement of performance targets in each of the other areas varied with each officer and incentive payouts for each of the named executive officers (excluding the CEO) ranged from 91% to 111% of the targeted incentive.

The 2006 incentive compensation awarded to each named executive officer, itemized by category, is as follows:

				Personal/
Name	Financial	Leadership	Regulatory	Business	Total

Davis, R.	$240,581	$148,050	$111,038	N/A	$499,669
Sullivan, D.	$41,738	$26,434	$17,390	$37,564	$123,126
Copeland, B.	$56,340	$48,828	$23,475	$71,357	$200,000
Edson, D.	$58,185	$38,790	$24,244	$93,096	$214,315
Fike, W.	$58,104	$46,483	$24,210	$47,955	$176,752

2006 Long Term Incentive Compensation

In addition to the base salary increases and the annual incentive compensation awards described above, in January 2006, the Committee approved a stock option grant of 25,000 shares for Mr. Davis and restricted share grants for the other named executive officers as described in the Grants of Plan Based Awards table. These equity awards further our philosophy of linking a significant portion of total compensation to increases in shareholder value. The stock option grant for Mr. Davis was smaller than equity grants awarded to him in prior years because the Committee, noting that the value of the Davis SERP had increased significantly in recent years, was then uncertain about how his total compensation package compared to the total compensation of peer group CEO’s including the value of their retirement plans. The Committee determined that more research was needed on that subject and that appropriate adjustments, if needed, would be made in the future.

In February 2007, the Committee approved and the board of directors is recommending that shareholders adopt the proposed 2007 Long Term Incentive Plan as described in Item 4. Adoption of 2007 Long Term Incentive Plan.  The Committee wanted to de-emphasize the time vesting component of restricted stock awards for the senior named executive officers and include an additional performance vesting requirement for these grants.

Internal Pay Equity

In December 2005 and January 2006, the Committee performed an internal pay equity review of the total compensation paid to the CEO, as compared to the other named executive officers and the CEO’s other direct reports. The Committee received and reviewed the Mercer reports referenced above to evaluate the compensation paid to the CEOs in the peer group against the compensation paid to the other executive officers in the Mercer report. Based on its review, the Committee was satisfied that the comparative relationship between the CEO and other Umpqua executives is appropriate. When the Committee considers the compensation payable to the CEO and the other executive officers, the aggregate amounts and mix of all components, including accumulated (realized and unrealized) option and restricted stock gains are taken into consideration.

Conclusion

The work done by management and the Compensation Committee in 2006 and early 2007 is summarized by the following highlights:

•	Base salary increases for named executive officers ranged from 5.0% to 17.4%;

•	Annual incentive compensation continues to focus on earnings per share, with payouts of 75% of target based on the Company’s 2006 results;

•	Proposed amendments to the 2003 Stock Incentive Plan that distinguish between restricted stock awards and stock options and improve the administration and governance qualities of the plan;

•	Proposed adoption of the 2007 Long Term Incentive Plan, that provides for the issuance of RSUs that vest upon satisfaction of company performance targets, not just time in office; and

•	Amendment of the Davis SERP to fix the annual benefits under that plan, which allows the Committee to focus less on the impact on that plan of its base salary and incentive compensation decisions with respect to Mr. Davis.

We believe these actions further our stated philosophy on executive compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management.

Based on the review and discussions referred to in paragraph (e) (5) (i) (A) of this Item, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the registrant’s annual report on Form 10-K and Proxy Statement on Schedule 14A.

Submitted by the Compensation Committee:

Bill Lansing (Chair)
Scott Chambers
Stephen Gambee
Diane Miller (Vice Chair)
Bryan Timm
Tom Weborg

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the total compensation awarded to, paid to or earned by the named executive officers for the fiscal year ended December 31, 2006.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred	All
				Stock	Option	Incentive Plan	Compensation	Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	(4)	($)	($)	($)
(a)	(b)	(c)(1)	(d)	(e)(2)	(f)(2)	(g)(3)	(h)(4)	(i)(5)	(j)

Davis, Raymond P.,	2006	$673,215	—	—	$477,008	$499,669	$742,047	$70,790	$2,462,729
President/ CEO
Sullivan, Daniel A.,	2006	$282,463	—	$34,939	$97,760	$123,126	—	$26,906	$565,194
EVP/ CFO
Copeland, Brad F.	2006	$315,498	—	$56,439	$104,489	$200,000	—	$27,693	$704,119
Sr. EVP/ Operations & CCO
Edson, David M.,	2006	$325,985	—	$56,439	$117,651	$214,315	—	$32,169	$746,559
EVP/ President Umpqua Bank-NW Region
Fike, William T.,	2006	$329,785	—	$43,000	$76,842	$176,752	—	$25,082	$651,461
EVP/ President Umpqua Bank-NW Region

(1)	The amounts shown in column (c) include a one-time adjustment of the payroll cut-off date to allow all employees to be on the same payroll schedule.

(2)	The amount shown in column (e) is the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R. The assumptions used to calculate FAS 123R value are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K.

(3)	The amounts shown in column (g) were earned in 2006 and awarded under the Company’s 2006 annual incentive plans but paid in 2007.

(4)	There is no amount to disclose for Mr. Fike, since no “above market” interest was earned on his deferred compensation under the 2005 Executive Deferred Compensation Agreement.

(5)	The following table itemizes the amounts shown in column (i), All Other Compensation:

					Dividends on
	Annual Auto		Annual Dues		Unvested
	Allowance/	Annual Paid	and Club	Top Hat	Restricted
Name	Use Value(i)	Parking	Memberships	Plan(ii)	Shares(iii)	Total

R. Davis	$9,000	$2,700	$8,572	$50,518	$0	$70,790
D. Sullivan	$6,000	$2,700	$3,066	$10,740	$4,440	$26,946
B. Copeland	$2,990	$0	$3,235	$14,028	$7,440	$27,693
D. Edson	$2,990	$2,700	$4,599	$14,440	$7,440	$32,169
W. Fike	$3,427	$0	$15,655	—	$6,000	$25,082

(i)	Amounts included in executive’s income for personal use of the Company vehicle assigned to that executive.

(ii)	Amount contributed by Company to the executive’s account under the Supplemental Retirement (Top Hat) Plan.

(iii)	Dividends paid on the unvested portion of outstanding restricted share grants issued under the 2003 Stock Incentive Plan.

Grants of Plan-Based Awards

This table shows the awards made to each named executive officer in the fiscal year ended December 31, 2006. All stock and option awards were made under the 2003 Stock Incentive Plan.

								All Other	All Other
								Stock	Option			Grant
								Awards:	Awards:	Exercise		Date Fair
		Estimated Future Payouts			Estimated Future			Number of	Number of	or Base		Value of
		Under Non-Equity Incentive			Payouts Under Equity			Shares of	Securities	Price of	Closing	Stock &
		Plan Awards			Incentive Plan Awards			Stock or	Underlying	Option	Price on	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Grant	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Date	($)
(a)	(b)	(c)	(d)(1)	(e)	(f)	(g)	(h)	(i)(2)	(j)(3)	(k)(4)		(l)(5)

Davis, R.	1/18/06	$0	$493,500	$740,241					25,000	$28.425	$28.76	$223,490
Sullivan, D.	2/02/06	$0	$141,629	$170,429				5,000				$139,675
Copeland, B.	2/02/06	$0	$187,800	$230,055				10,000				$279,350
Edson, D.	2/02/06	$0	$193,950	$237,589				10,000				$279,350
Fike, W.	2/02/06	$0	$193,680	$237,258				10,000				$279,350

Notes:

(1)	The incentive targets reported in column (d) are calculated on base salaries at December 31, 2006. The annual incentive plans state that incentives will be calculated on year-end salaries.

(2)	The shares reported in column (i) were issued under the 2003 Stock Incentive Plan and they vest over a five-year period at 20% per year. Dividends are payable on the unvested portion of restricted shares awards at the rate declared from time to time with respect to all Umpqua common stock

(3)	The shares underlying options reported in column (j) were issued under the 2003 Stock Incentive Plan and vest over a four year period, 30% per year for the first two years and 20% per year for the third and fourth years.

(4)	Column (k) shows the exercise price of the stock option awarded to the named executive officer, which is equal to the average between the high and low trade price of Umpqua stock on the grant date. Also presented is the closing price of Umpqua common stock on the grant date.

(5)	Column (l) shows the grant date fair value associated with the award, as determined under FAS 123R. The assumptions used to calculate FAS 123R value are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

This table shows information concerning unexercised stock options and unvested restricted stock awards held by each named executive officer as of December 31, 2006. All awards granted in 2003 and later years were granted under the 2003 Stock Incentive Plan.

								Stock Awards
											Equity
											Incentive
										Equity	Plan Awards:
	Option Awards									Incentive	Market or
					Equity					Plan Awards:	Payout
					Incentive				Market	Number of	Value of
					Plan Awards:			Number	Value of	Unearned	Unearned
	Number of		Number of		Number of			of Shares	Shares or	Shares,	Shares,
	Securities		Securities		Securities			or Units	Units of	Units or	Units or
	Underlying		Underlying		Underlying			of Stock	Stock	Other	Other
	Unexercised		Unexercised		Unexercised	Option		that	that	Rights that	Rights that
	Options		Options		Unearned	Exercise	Option	Have Not	Have Not	Have	Have Not
	(#)		(#)		Options	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	Exercisable		Unexercisable		(#)	($)	Date	(#)	($)	(#)	($)
(a)(1)	(b)(2)		(c)(3)		(d)	(e)(4)	(f)(5)	(g)(6)	(h)(7)	(i)	(j)

Davis, Raymond
4/01/1998	50,000					$12.00	4/01/2008
1/02/2002	50,000					$13.34	1/02/2012
4/28/2003	60,000	(8)	15,000			$19.31	4/28/2013
7/01/2003	—		75,000	(9)		$18.58	7/01/2013
1/03/2005	22,500	(8)	52,500			$24.71	1/03/2015
1/18/2006	—		25,000	(8)		$28.425	1/18/2016
Sullivan, Daniel
4/01/1998	10,000					$12.00	4/01/2008
5/03/1999	25,000					$9.625	5/03/2009
5/01/2000	15,000					$8.375	5/01/2010
1/02/2002			2,000			$13.34	1/02/2012
9/30/2003	6,000	(10)	4,000			$19.01	9/30/2013	2,000	$58,860
1/21/2005	8,000	(10)	32,000			$23.49	1/21/2015
2/02/2006								5,000	$147,150
Copeland, Brad
10/24/1997	16,920					$10.043	10/24/2007
1/02/2002	13,500		1,500			$13.34	1/02/2012
9/30/2003	9,000	(10)	6,000			$19.01	9/30/2013	2,000	$58,860
1/21/2005	8,000	(10)	32,000			$23.49	1/21/2015
2/02/2006								10,000	$294,300
Edson, David
10/16/2002	20,000	(10)	5,000			$14.62	10/16/2012
9/30/2003	6,000	(10)	4,000			$19.01	9/30/2013	2,000	$58,860
1/21/2005	8,000	(10)	32,000			$23.49	1/21/2015
2/02/2006								10,000	$294,300
Fike, William
5/12/2005	7,500	(10)	40,000			$21.95	5/12/2015
2/02/2006								10,000	$294,300

(1)	In column (a), the grant date of each award is noted below the name of each named executive officer.

(2)	Column (b) shows the number of shares underlying vested (exercisable) but not exercised stock options at the fiscal year ending December 31, 2006.

(3)	Column (c) shows the number of shares underlying unexercised options that are unexercisable because they had not vested at the end of the fiscal year.

(4)	Column (e) shows the exercise price to be paid by the named officer in order to acquire the shares subject to the option.

(5)	Column (f) shows the date that each option expires, if not previously exercised. Under the 2003 Stock Incentive Plan, the option expiration date is accelerated for officers whose employment is terminated for any reason and all such options expire three months following the termination date.

(6)	Column (g) shows the number of shares of restricted stock that have not vested as of December 31, 2006. All restricted stock grants shown in this table vest 20% per year over a five year period, beginning one year following the date of the grant.

(7)	Column (h) shows the aggregate market value of shares of restricted stock that have not vested as of December 31, 2006, using the closing price of Umpqua stock ($29.43) on December 29, 2006, the last trading day of the year.

(8)	This option vests over a four year period, beginning one year after the grant date: 30% per year at the end of the first and second years and 20% per year at the end of the third and fourth years.

(9)	This option vests in full seven years after the grant date.

(10)	This option vests 20% per year over a five year period, beginning one year after the grant date.

Option Exercises and Stock Vested

This table shows each stock option that was exercised by a named executive officer and the number of restricted shares, if any, that vested during the fiscal year ended December 31, 2006. In each case, the option exercise price to be paid by the optionee and the related taxes to be withheld were all received by the Company.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Davis, Raymond P.	46,829	$1,144,543	—	$0
Sullivan, Daniel A.	18,000	$222,560	1,000	$28,600
Copeland, Brad F.	8,460	$192,252	1,000	$28,600
Edson, David M.	—	—	1,000	$28,600
Fike, William T.	2,500	$10,100	—	$0

Pension Benefits

This table shows the current outstanding obligations of the Company under the Davis SERP, which is a non-qualified defined benefit plan and is the only retirement plan sponsored by the Company that is to be reported in this table.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)(1)	(c)(2)	(d)(3)	(e)(4)

Davis, Raymond P.	Supplemental Executive Retirement Plan	12.5	$2,648,355	—

Notes:

(1)	The Supplemental Executive Retirement Plan is also referred to in this proxy as the Davis SERP. See the section titled Retirement Plan for Mr. Davis for more information.

(2)	Column (d) shows the present value of Mr. Davis’s accumulated benefit under the plan, computed as of December 31, 2006, which is the measurement date used for financial statement reporting purposes with respect to Umpqua’s audited financial statements for the fiscal year ended December 31, 2006. The present value is calculated in accordance with the following assumptions:

•	discount rate of 6.25%;

•	5% per annum increases in salary and bonus;

•	life expectancy of 22.5 years at age 62;

•	commencement of payment at age 62.

Although not reflected in the table above, the benefits payable by Umpqua under the Davis SERP are reduced by the amounts otherwise provided by Social Security and other retirement benefits paid by us.

The annual retirement benefit payable under the Davis SERP, prior to the recently negotiated restructuring of the plan, was equal to Mr. Davis’ final average compensation multiplied by the product (not to exceed 60%) of three percent and the number of years of service with Umpqua. At age 62, Mr. Davis would have 17 years of service. Final average compensation is determined by taking the highest three-year average annual total compensation of the final five years of employment. Total compensation means base salary and cash bonus. The following table sets forth the benefit Mr. Davis would have been entitled to receive under the Davis SERP, prior to its recent restatement, if his annual bonus and salary had increased 10% per year from 2006 to retirement and he retired with the number of years of service indicated.

	Final Average
Years of Service at Retirement	Compensation	Annual Benefit

17 (age 62)	$1,537,291	$787,777
18 (age 63)	$1,691,020	$917,285
19 (age 64)	$1,860,122	$1,064,818
20 (age 65)	$2,046,134	$1,232,683

The payout under the Davis SERP is adjusted in the event of a termination with or without cause, or disability prior to retirement based on the vesting schedule set forth below. Had Mr. Davis terminated his employment without cause or had the Company terminated his employment for cause on December 31, 2006, he would have been entitled to receive benefits with a present value of $794,507. Had the Company terminated his employment without cause or had Mr. Davis terminated his employment for good reason on December 31, 2006, he would have been entitled to receive benefits with a present value of $1,324,178. During 2006, the Company accrued $742,047 with respect to the Davis SERP.

DAVIS SERP VESTING SCHEDULE

	Voluntary Termination by
	Mr. Davis or	Termination by Umpqua Without Cause or
Prior to 12 Months Ended	Termination by Umpqua with Cause(1)	by Mr. Davis for Good Reason(1)

6/30/2006	30%	50%
6/30/2007	35%	60%
6/30/2008	40%	80%
6/30/2009	60%	100%
6/30/2010	80%	100%
6/30/2011	90%	100%
Thereafter	100%	100%

(1)	Vesting percentage represents the percentage of the amounts actually accrued by the Company as of that date to which Mr. Davis is entitled, not the percentage of the projected retirement benefit.

If Mr. Davis is terminated without cause or he terminates his employment for any reason within two years of a change of control in the Company, Mr. Davis is credited with additional years of service equal to one half of the time remaining between his actual years of service and 17, his earliest retirement date at age 62. If there had been a change in control during 2006 and his employment terminated December 31, 2006, Mr. Davis would have been credited with an additional 2.25 years of service, for a total of 14.75 years of service, and his annual retirement benefit commencing at age 62 would have been $416,547.

Nonqualified Deferred Compensation

This table shows the amounts contributed to, earned on and withdrawn from the account created under the 2005 Executive Deferred Compensation Agreement with Mr. Fike, which is the only non-qualified deferred compensation plan sponsored by the Company for any named executive officer.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
Name	Last FY ($)	Last FY ($)	Last FY ($)	Distributions ($)	Last FYE ($)
(a)	(b)(1)	(c)(2)	(d)(3)	(e)(4)	(f)(5)

Fike, William	$279,053	—	$55,685	—	$420,584

Notes:

(1)	Column (b) shows the aggregate dollar amount of contributions made by Mr. Fike to the deferred compensation plan during the fiscal year ending December 31, 2006. For 2006, Mr. Fike elected to defer 50% of his base salary and 100% of his incentive compensation. These amounts are included in the salary reported for Mr. Fike in column (c) of the Summary Compensation Table and the non-equity incentive plan compensation reported in column (g) of that table.

(2)	The Company makes no contributions to this account.

(3)	Column (d) shows the aggregate dollar amount of interest earned on this account during the fiscal year ended December 31, 2006. Interest is calculated at the 5-year treasury constant maturity as of the last business day of the prior year. In 2006, interest was calculated at 4.33% per annum and credited to the account on December 31, 2006.

(4)	There were no withdrawals by or distributions to Mr. Fike during the fiscal year ended December 31, 2006.

(5)	Column (f) shows the total balance in Mr. Fike’s account as of December 31, 2006.

Executive Severance/Change in Control Benefits

The following table shows the benefits payable to the named executive officers under their respective employment agreements if severance is payable upon termination of employment or if benefits are payable in connection with a change in control of the Company. With respect to the severance benefit and the change in control benefit, it is assumed that the termination of employment occurred on December 31, 2006.

	Severance	Change in	Retention
Name	Benefit(1)	Control Benefit(2)	Benefit(3)

Davis, Ray	$2,427,338	$4,284,000	N/A
Sullivan, Daniel	$212,444	$812,768	$406,384
Copeland, Brad	$258,255	$1,632,900	$544,300
Edson, David	$261,833	$1,690,275	$563,425
Fike, William	$256,626	$1,556,760	$518,920

Notes:

(1)	Assumes termination is without cause or executive leaves for “good reason” defined in his agreement as (i) a material reduction in base salary not shared by other executives; (ii) the officer is required to relocate more than 50 miles from his current office; or (iii) a material adverse change in title or line of reporting.

(2)	This benefit is payable for up to a year following a change in control if the executive is terminated without cause, leaves for “good reason”, as defined in the agreement or resigns after being assigned to a position that is not reasonably equivalent to his position before the change in control.

(3)	Retention benefits are payable in lieu of severance and change in control benefits if the executive remains employed for a period of twelve months following a change in control.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Moss Adams LLP (“Moss Adams”), independent Certified Public Accountants, audited our consolidated financial statements for the year ended December 31, 2006. One or more representatives of Moss Adams are expected to be present at the annual meeting, will be given the opportunity to make a statement, and will be available to respond to any appropriate questions.

On August 9, 2005, we informed Deloitte & Touche LLP (“Deloitte”) that Deloitte had been dismissed as the Company’s registered independent public accounting firm effective August 9, 2005, the date Deloitte completed its procedures on our unaudited interim financial statements for the quarter ended June 30, 2005 and with respect to the Form 10-Q in which those financial statements were included. Deloitte continues to consent to the use of audit reports with respect to prior periods.

Independent Auditors’ Fees

The following table shows the amounts billed by Moss Adams in 2005 and 2006:

	2006	2005
	Moss Adams	Moss Adams
	($ in thousands)

Audit Fees(a)	$608	$545
Audit-Related Fees(b)	—	$5
All Other Fees(c)	$19	$5
Tax Fees(d)	—	—

Total Fees	$627	$555

(a) Fees for Audit services billed in 2005 and 2006 are:

•	For audit of the Company’s annual financial statements
•	For reviews of the Company’s quarterly financial statements
•	For audit of annual financial statements of Strand Atkinson Williams & York, Inc.
•	For Sarbanes-Oxley Section 404 work

(b) Fees for Audit-Related services billed in 2005 are:

•	Modified cash-basis fees — represents all billings during the 12-months ended December 31
•	Include fees billed for out of pocket costs
•	Due diligence associated with mergers/acquisitions
•	Financial accounting and reporting consultations
•	Employee benefit plan audits
•	Agreed-upon procedures engagements

(c) All other fees for 2005 and 2006:

•	Include consulting services regarding implementation of SFAS 123R and attendance at Audit Committee Meetings
•	Modified cash basis fees — represents all billings during the 12 months ended December 31

2006

Memo:	Ratio of All Other Fees to Audit Fees and Audit-Related Fees	3.13%

In considering the nature of the services provided by the independent auditor, the Audit and Compliance Committee determined that such services are compatible with the provision of independent audit services. The Committee discussed these services with the independent auditor and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission (the “SEC”) to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

The services performed by Moss Adams for the 2006 audit engagement were pre-approved by the Audit and Compliance Committee at its July 18, 2006 meeting, in accordance with the Committee’s pre-approval policy and procedures. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that a description of the services (the “Service List”) expected to be performed by the independent auditor in each of the Disclosure Categories be pre-approved annually by the Committee.

Services provided by the independent auditor during the following year that are included in the Service List were pre-approved following the policies and procedures of the Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit and Compliance Committee. The Chair must update the Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1. The service is not an audit, review or other attest service;

2. The aggregate amount of all such services provided under this provision does not exceed the lesser of $5,000 or five percent of total fees paid to the independent auditor in a given fiscal year;

3. Such services were not recognized at the time of the engagement to be non-audit services (to date the SEC has not provided any guidance with respect to determining whether or not a service was “recognized” at the time of the engagement. We believe that the SEC intended the term “recognized” to mean “identified”);

4. Such services are promptly brought to the attention of the Audit and Compliance Committee and approved by the Audit and Compliance Committee or its designee; and

5. The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee of the board of directors oversees the accounting, financial reporting and regulatory compliance processes of the Company, the audits of the Company’s financial statements, the qualifications of the public accounting firm engaged as the Company’s independent auditor and the performance of the Company’s internal and independent auditors. The Committee’s function is more fully described in its charter, which the board has adopted. The Committee reviews that charter on an annual basis.

The board annually reviews the Nasdaq listing standards definition of “independence” for audit committee members and has determined that each member of the Committee meets that standard.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management must adopt accounting and financial reporting principles, internal controls and procedures that are designed to ensure compliance with accounting standards, applicable laws and regulations.

As a Committee, we met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Committee discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors.

The Committee also discussed with the Company’s senior management and independent auditors the process used for certifications by the Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, which are required for certain of the Company’s filings with the Securities and Exchange Commission.

The Committee is responsible for hiring and overseeing the performance of the Company’s independent registered public accounting firm. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit and Compliance Committee engaged Moss Adams, LLP (“Moss Adams”) as the Company’s independent registered public accounting firm, to perform the audit of the Company’s financial statements for the period ending December 31, 2006. Moss Adams has been engaged in this capacity for since August 2005, based on the Committee’s review of Moss Adams’s performance and independence from management. In accordance with NASD Rule 4350, Moss Adams is registered as a public accounting firm with the Public Company Accounting Oversight Board.

The Audit and Compliance Committee reviewed with management and Moss Adams the Company’s audited financial statements for the fiscal year ending December 31, 2006 and met separately with both management and Moss Adams to discuss and review those financial statements and reports prior to issuance. Management has represented, and Moss Adams has confirmed to the Committee, that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit and Compliance Committee received from and discussed with Moss Adams the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and SEC Regulation S-X, Rule 2-02. The Committee also discussed with Moss Adams those matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants, to the extent applicable. The Committee reviewed audit and non-audit services performed by Moss Adams and discussed with the auditors their independence.

In reliance on the reviews and discussions referred to above, the Audit and Compliance Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006.

Submitted by the Audit and Compliance Committee:

Dan Giustina (Chair)
Ron Angell
David Frohnmayer
Diana Goldschmidt (Vice Chair)
Lynn Herbert
Diane Miller
Bryan Timm

INCORPORATION BY REFERENCE

The sections in this proxy-statement entitled “Compensation Committee Report” and “Audit and Compliance Committee Report” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates any such Reports by reference therein.

Appendix A

UMPQUA HOLDINGS CORPORATION

2003 STOCK INCENTIVE PLAN

ARTICLE I
PURPOSE OF THE PLAN

The purposes of this 2003 Stock Incentive Plan (the “Plan”) are to attract, retain and provide incentive compensation to employees, non-employee directors and others who contribute to the long-term financial success of Umpqua Holdings Corporation, an Oregon business corporation (the “Company”) and to more closely align their interests with those of the Company and its shareholders.

ARTICLE II
DEFINITIONS

As used herein, the following definitions will apply:

(a) “Acquired Company” means any corporation or other entity that becomes a majority owned subsidiary of the Company, after the Effective Date, by merger, consolidation or acquisition of all or substantially all of its assets or otherwise.

(b) “Authorized Shares” means the number of shares of Common Stock authorized for issuance pursuant to Section 3.1 of this Plan.

(c) “Available Shares” means the number of shares of Common Stock available under this Plan at any time for future issuance under Incentive Stock Options, Nonqualified Stock Options or Restricted Stock Grants, as provided in Section 3.2 of this Plan.

(d) “Award” means any grant of an Incentive Stock Option, any grant of a Nonqualified Stock Option or the making of a Restricted Stock Grant pursuant to this Plan.

(e) “Board of Directors” means the Board of Directors of the Company.

(f) “Change of Control Transaction” means (i) the adoption of a plan of dissolution or liquidation with respect to the Company, (ii) the consummation of any plan of exchange, merger or consolidation with one or more corporations in which the Company is not the surviving entity, or in which the security holders of the Company prior to such transaction do not receive in the transaction securities with voting rights with respect to the election of directors equal to 50% or more of the votes of all classes of securities of the surviving corporation or (iii) the consummation of a sale of all of substantially all of the assets of the Company following a shareholder vote on such sale.

(g) “Committee” means any committee appointed by the Board of Directors in accordance with Article V of this Plan, or, the Board of Directors, if no such committee is then in existence.

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means Umpqua Holdings Corporation and, unless the context requires otherwise, and any successor or assignee of the Company by merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise.

(j) “Disabled” means having a mental or physical impairment that has lasted or is expected to last for a continuous period of 12 months or more and, in the Committee’s sole discretion, renders an Optionee unable to perform the duties that were assigned to the Optionee during the 12 month period prior to such determination. The Committee’s determination of the existence of an individual’s disability will be effective when communicated in writing to the Optionee and will be conclusive on all of the parties.

(k) “Employee” means any person employed by the Company or a Subsidiary of the Company.

(l) “Exercise Price” means the price per share at which shares of Common Stock may be purchased upon exercise of an Incentive Stock Option or a Nonqualified Stock Option.

(m) “Fair Market Value” with respect to shares of Common Stock for any date means:

1) If the Common Stock is traded on a national securities exchange or on either the NASDAQ~~National~~
Global Select
  Market or NASDAQ ~~Small Cap~~
Global
  Market, the “Fair Market Value” of a share of Common Stock will be the ~~average between the lowest and highest~~reported closing
  sales price of the Common Stock for such date, or if no transactions occurred on such date, on the last date on which trades occurred;

2) If the Common Stock is not traded on a national securities exchange or on NASDAQ but bid and asked prices are regularly quoted on the OTC Bulletin Board Service, by the National Quotation Bureau or any other comparable service, the “Fair Market Value” of a share of Common Stock will be the average between the highest bid and lowest asked prices of the Common Stock as reported by such service at the close of trading for such date or, if such date was not a business day, on the preceding business day; or

3) If there is no public trading of the Common Stock within the terms of subparagraphs 1 or 2 of this subsection, the “Fair Market Value” of a share of Common Stock will be as determined by the Committee in its sole discretion.

(n) “Grantee” means any individual who receives a Restricted Stock Grant pursuant to this Plan.

(o) “Incentive Stock Option” means an option to purchase shares of Common Stock that the Committee indicates is intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code and is granted under Article VI of this Plan.

(p) “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

(q) “Nonqualified Stock Option” means an option to purchase shares of Common Stock that the Committee either indicates is intended to be a nonqualified stock option or indicates is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code and is granted under Article VII of this Plan.

(r) “Option Agreement” means the written agreement between the Company and an Optionee that evidences either an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to this Plan. Each Option Agreement shall be subject to the terms and conditions of this Plan.

(s) “Optionee” means any individual who is granted an Incentive Stock Option or a Nonqualified Stock Option pursuant to this Plan.

(t) “Outstanding Stock Options” means all Stock Options granted pursuant to this Plan that, at such time, have not yet expired and have not either been terminated or cancelled.

(u) “Restricted Stock Grant” means a grant of shares of Common Stock pursuant to this Plan, regardless of whether the Grantee receives the shares covered by such grant solely for services or for a combination of services and cash payment to the Company, pursuant to a Restricted Stock Agreement.

(v) “Restricted Stock Agreement” means the written agreement between the Company and a Grantee that evidences a Restricted Stock Grant made pursuant to this Plan. Each Restricted Stock Agreement shall be subject to the terms and conditions of this Plan.

(w) “Securities Act” means the Securities Act of 1933, as amended.

(x) “Significant Shareholder” means any person who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company. For purposes of this definition a person shall be considered the owner of all stock owned directly or indirectly by or for such person’s siblings, spouse, ancestors and lineal descendants. In addition, stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries to the extent required by Section 422 of the Internal Revenue Code.

(y) “Subsidiary” of the Company means any corporation or other entity owned or controlled by the Company in an unbroken chain of corporations or other entities in which each of the corporations or other entities other than last corporation or other entity owns 50 percent or more of the total combined voting power of all classes of equity ownership interests in the other corporations or other entities in such chain.

(z) “Stock Option” means an Incentive Stock Option or Nonqualified Stock Option granted pursuant to this Plan.

(aa) “Tax Withholding” means all amounts determined by the Company to be required to satisfy applicable federal, state and local tax withholding requirements upon the exercise of a Stock Option, the disqualifying disposition of shares of Common Stock acquired by exercise of a Stock Option, the vesting of shares under a Restricted Stock Grant, a Grantee making an election under Section 83(b) of the Internal Revenue Code with respect to a Restricted Stock Grant or as otherwise may be required under applicable tax laws.

ARTICLE III
STOCK SUBJECT TO THE PLAN

3.1 Aggregate Number of Authorized Shares.  Subject to adjustment in accordance with Section 10.1, the total number of shares of Common Stock authorized for issuance under all Awards pursuant to this Plan is initially established at 2,000,000 shares. Notwithstanding the foregoing, the number of shares of Common Stock authorized for issuance under all Awards pursuant to this Plan, when added to the number of shares of Common Stock under outstanding stock options granted pursuant to all other plans of the Company (including plans assumed by the Company) and added to the number of shares of Common Stock available for future grants pursuant to all other plans of the Company (including plans assumed by the Company), shall not exceed ten percent (10%) of the outstanding shares of Common Stock on a fully-diluted basis.

3.2 Number of Available Shares.  At any point in time, the number of Available Shares shall be the number of Authorized Shares at such time minus:

(a) the number of shares of Common Stock issued prior to such time upon the exercise of Stock Options granted pursuant to this Plan; and

(b) the number of shares covered by Outstanding Stock Options to the extent that such have not been exercised at such time; and

(c) the number of shares of Common Stock covered by Restricted Stock Grants made pursuant to this Plan prior to such time except to the extent that unvested shares are forfeited and repurchased by the Company pursuant to the terms of a Restricted Stock Agreement.

As a result of the foregoing, if a Stock Option expires, terminates or is cancelled for any reason without having been exercised in full, the shares of Common Stock covered by such Stock Option that were not purchased through the exercise of such Stock Option will again become Available Shares. If shares of Common Stock covered by a Restricted Stock Grant are repurchased by the Company pursuant to the terms of a Restricted Stock Agreement, those shares will again become Available Shares. However, shares of Common Stock covered by a Stock Option that are used by an Optionee to satisfy any income tax withholding obligations shall nonetheless, for purposes of this Plan, be considered as having been issued pursuant to this Plan.

3.3 Reservation of Shares.  Available Shares shall consist of authorized but unissued shares of Common Stock of the Company. At all times, the Company will, by appropriate resolution of the Board of Directors, reserve for issuance shares of Common Stock equal to the sum of (i) the number of shares covered by Outstanding Stock Options to the extent that such Stock Options have not been exercised at such time and (ii) the number of Available Shares.

3.4 Annual Limit on Number of Shares to Any One Person.  No person will be eligible to receive Awards pursuant to this Plan which, in aggregate, exceed~~75,000~~
125,000
  shares in any calendar year ~~except in connection wiht the hiring or commencemnet of services from such person in which case such limit shall be 100,000 shares during such calendar year. However, the.~~
In addition to the overall Awards limitation, no person will be eligible to receive Restricted Stock Grants that exceed 40,000 shares in any calendar year. The foregoing ~~limitation~~
limitations
  shall not apply to Awards of Stock Options in substitution for outstanding stock options of an Acquired Company that are cancelled in connection with the acquisition of an Acquired Company.

ARTICLE IV
COMMENCEMENT AND DURATION OF THE PLAN

4.1 Effective Date of the Plan.  This Plan will be effective as of the date on which it was adopted by the Board of Directors, subject to the provisions of Section 4.2.

4.2 Shareholder Approval of the Plan.  Within twelve (12) months of the date on which this Plan was adopted by the Board of Directors, this Plan will be submitted to the shareholders of the Company for their approval. This Plan will be deemed approved by the shareholders if approved by a majority of the votes cast at a duly held meeting of the Company’s shareholders at which a quorum is present in person or by proxy. Awards may be made pursuant to this Plan prior to such shareholder approval provided that such Awards are conditioned upon such approval and state by their terms that they will be null and void if shareholder approval is not obtained.

4.3 Termination of the Plan.  This Plan will terminate ten years from the date on which it was adopted by the Board of Directors. In addition, the Board of Directors will have the right to suspend or terminate this Plan at any time. Termination of the Plan will not terminate or otherwise affect any Outstanding Stock Option, Option Agreement, Restricted Stock Grant or Restricted Stock Agreement.

ARTICLE V
ADMINISTRATION OF THE PLAN

Subject to the provisions of this Plan and any additional terms or conditions which, from time to time, may be imposed by the Board of Directors, the Committee will administer this Plan and, in its sole discretion, will have the authority to grant Incentive Stock Options and Nonqualified Stock Options and to make Restricted Stock Grants in accordance with Articles VI, VII and IX, respectively. Notwithstanding the foregoing, in connection with the acquisition of a corporation or entity that will become an Acquired Company, the Board of Directors shall retain (but may delegate to the Committee) the right to agree to grant Incentive Stock Options, grant Nonqualified Stock Options or make Restricted Stock Grants in substitution for stock options granted by the Acquired Company prior to the date of such acquisition that remain outstanding and not exercised as of such date. The Committee, from time to time, may adopt rules and regulations relating to the administration of this Plan and may seek the advice of legal, tax, accounting and compensation advisors. Decisions of the Committee with respect to the administration of this Plan, the interpretation or construction of this Plan or the interpretation or construction of any written agreement evidencing an Award will be final and conclusive, subject only to review by the full Board of Directors. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any agreement evidencing an Award in the manner and to the extent it deems appropriate. The Committee may accelerate the vesting of Incentive Stock Options, Nonqualified Stock Options and Restricted Stock Grants in connection with the occurrence of a Change of Control Transaction and may do so, in whole or in part, on any basis that it determines to be appropriate.

The Board of Directors shall appoint the members of the Committee, which shall consist of at least two directors from the Board of Directors. The appointment to the Committee of one or more directors who are not “outside directors” as such term is defined in Treasury Regulation §1.162-27(e)(3), one or more directors who are not “non-employee directors” as such term is defined in Rule 16b-3 issued by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, as amended, (“Rule 16b-3”) or one or more directors that fail to meet the requirements for service on a compensation committee as set forth in the listing standards of the exchange or market on which the Common Stock primarily trades shall not invalidate any of the actions of the Committee. Any member of the Committee that is not an outside director, as such term is defined, is referred to in this paragraph as an “Abstaining Director” with respect to any action by the Committee, for which Section 162(m) of the Internal Revenue Code requires the approval of a committee consisting solely of outside directors. Any member of the Committee that is not a non-employee director, as such term is defined, is referred to in this paragraph as an “Abstaining Director” with respect to any action by the Committee for which Rule 16b-3 requires the approval of a committee consisting solely of non-employee directors. Any member of the Committee that fails to meet the requirements of the listing standards of the exchange or market on which the Common Stock primarily trades is referred to in this paragraph as an “Abstaining Director” with respect to any action by the Committee that requires the approval of a committee consisting solely of directors meeting those requirements. An Abstaining Director shall be deemed to have abstained from such action (notwithstanding any statement to the contrary which may be contained in minutes of a meeting of the Committee) and the assent of any such director shall be ignored for purposes of determining whether or not any such actions were approved by the Committee. If the Committee proposes to take an action by unanimous consent in lieu of a meeting, an Abstaining Director shall be deemed to not be a member of the Committee for the purpose of such consent with respect to any actions for which such member is deemed to be an Abstaining Director.

If no Committee is appointed, the Board of Directors will have all the powers, duties and responsibilities of the Committee as set forth in this Plan. In addition, the Board of Directors may abolish a Committee and assume the duties and responsibilities of the Committee at any time by resolution duly adopted by the Board of Directors.

ARTICLE VI
INCENTIVE STOCK OPTION TERMS AND CONDITIONS

Incentive Stock Options may be granted pursuant to this Plan in accordance with the following terms and conditions.

6.1 Requirement for a Written Option Agreement.  Each Incentive Stock Option will be evidenced by a written Option Agreement. The Committee, from time to time, will determine the form of Option Agreement to be used for purposes of evidencing Incentive Stock Options. Except as provided in Section 6.13, the terms of every Option Agreement evidencing an Incentive Stock Option must be consistent with this Plan, including but not limited to this Article VI. Any inconsistencies between any Option Agreement and this Plan will be resolved in accordance with the terms and conditions specified in this Plan. Except as expressly required by this Article VI, the terms and conditions of each Incentive Stock Option do not need to be identical.

6.2 Who May be Granted an Incentive Stock Option.  An Incentive Stock Option may be granted to any Employee who, in the judgment of the Committee, has performed or will perform services important to the management, operation and development of the business of the Company or of one or more of its subsidiaries. The Committee, in its sole discretion, shall determine when and to which Employees Incentive Stock Options are granted pursuant to this Plan.

6.3 Number of Shares Covered by an Incentive Stock Option.  The Committee, in its sole discretion, shall determine the number of shares of Common Stock covered by each Incentive Stock Option granted pursuant to this Plan. The number of shares covered by each Incentive Stock Option shall be specified in the Option Agreement evidencing such option.

6.4 Vesting Schedule Under an Incentive Stock Option.  The Committee, in its sole discretion, shall determine whether an Incentive Stock Option is immediately exercisable as to all of the shares of Common Stock covered by such option or whether it is only exercisable in accordance with a vesting schedule determined by the Committee. Any such vesting terms and conditions shall be specified in the Option Agreement. Notwithstanding any term to the contrary set forth in any Option Agreement, an Incentive Stock Option granted to a person who, at the time of the grant, was an executive officer of the Company will not become exercisable until after six (6) months from the date of such grant unless the Award was approved either by (i) a committee of non-employee directors within the requirements of Rule 16b-3 or (ii) the full Board of Directors. To the extent that an Incentive Stock Option (together with other incentive stock options within the meaning of Section 422 of the Internal Revenue Code held by such Optionee with an equal or lower exercise price per share) purports to become exercisable for the first time during any calendar year as to shares of Common Stock with a Fair Market Value (determined at the time of grant) in excess of $100,000, such excess shares shall be considered to be covered by a nonqualified stock option and not an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

6.5 Exercise Price of an Incentive Stock Option.  The Exercise Price for each Incentive Stock Option will be at least 100% of the Fair Market Value of a share of Common Stock as of the date on which the Incentive Stock Option was granted. However, the Exercise Price for each Incentive Stock Option granted to an Optionee who is a Significant Shareholder will be at least 110% of the Fair Market Value of a share of Common Stock as of the date on which the Incentive Stock Option was granted.

6.6 Duration of an Incentive Stock Option — Generally.  The Committee, in its sole discretion, will determine the term of each Incentive Stock Option provided that such term will not exceed 10 years from the date on which such option was granted. However, the term of each Incentive Stock Option granted to an Optionee who is a Significant Shareholder will not exceed 5 years from the date on which such option was granted. The term of each Incentive Stock Option shall be set forth in the Option Agreement. The Optionee shall have no further right to exercise an Incentive Stock Option following the expiration of such term.

6.7 The Effect of Termination of the Optionee’s Employment on the Term of an Incentive Stock Option.  If an Optionee ceases to be an Employee any reason other than as a result of the Optionee dying or becoming Disabled (as provided for in Section 6.9 and Section 6.10, respectively), all Incentive Stock Options granted to such Optionee shall terminate, to the extent that they are not exercised within 30 days following the date the Optionee ceased to be an Employee. The foregoing provision will not extend the time within which an Incentive Stock Option may be exercised beyond the expiration of the term of such option and no additional vesting shall occur after the date the Optionee ceases to be an Employee. The Option Agreement may, in the discretion of the Committee, provide that if the Optionee’s employment is terminated by the Company for cause, as determined by the Company’s President or Board of Directors in their reasonable discretion, the Incentive Stock Option will terminate immediately upon the Company’s notice to the Optionee of such termination.

6.8 The Effect of a Leave of Absence on an Incentive Stock Option.  An Optionee shall not cease to be an Employee if the Optionee is on sick leave, family leave, military leave or any other leave of absence that is approved by the Committee. The Committee, in its sole discretion, may determine whether or not an Incentive Stock Option shall continue to vest during any sick leave, family leave, military leave or other approved leave of absence. If an Optionee’s sick leave, family leave, military leave or other approved leave of absence continues for more than ninety (90) days and reemployment of the Optionee is not guaranteed by contract or statute, the Optionee’s Incentive Stock Option may cease to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code. In such event, the Stock Option will nonetheless continue as a Nonqualified Stock Option granted pursuant to this Plan.

6.9 The Effect of the Death of an Optionee on the Term of an Incentive Stock Option.  If an Optionee ceases to be an Employee as a result of the death of the Optionee, all Incentive Stock Options granted to such Optionee shall terminate to the extent that they are not exercised within 12 months following the date of the Optionee’s death. The foregoing provision will not extend the time within which an Incentive Stock Option may be exercised beyond the expiration of the term of such option and no additional vesting shall occur after the date of the Optionee’s death.

6.10 The Effect of the Disability of an Optionee on the Term of an Incentive Stock Option.  If an Optionee ceases to be an Employee as a result of the Optionee becoming Disabled, all Incentive Stock Options granted to such Optionee shall terminate to the extent that they are not exercised within 12 months following the date the Optionee became Disabled. The foregoing provision will not extend the time within which an Incentive Stock Option may be exercised beyond the expiration of the term of such option and no additional vesting shall occur after the date the Optionee became Disabled.

6.11 Transferability.  Incentive Stock Options are not transferable except by will or the laws of descent and distribution upon the death of the Optionee.

6.12 Tax Treatment and Savings Clause.  Nothing contained in this Plan, any Option Agreement evidencing an Incentive Stock Option, any document provided by the Company to an Optionee or any statement made by or on behalf of the Company shall constitute a representation or warranty of the tax treatment of any Incentive

Stock Option or that such option will qualify as an incentive stock option under Section 422 of the Internal Revenue Code. Any option that is designated as an Incentive Stock Option but, either in whole or in part, fails for any reason to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code or fails to satisfy requirements of this Plan that apply only to Incentive Stock Options shall be treated as an incentive stock option to the fullest extent permitted under Section 422 of the Internal Revenue Code and this Plan and, notwithstanding such designation, shall otherwise be treated as a Nonqualified Stock Option pursuant to this Plan.

6.13 Non-Conforming Terms of Substitute Incentive Stock Options.  Incentive Stock Options granted pursuant to this Plan in substitution for outstanding incentive stock options of an Acquired Company may deviate from the terms otherwise required by this Article VI to the extent that the Committee, in its sole discretion upon the advice of its advisors, determines that such non-conforming terms are required or appropriate under applicable tax law, accounting principles or contractual requirements or are otherwise appropriate.

ARTICLE VII
NONQUALIFIED STOCK OPTION TERMS AND CONDITIONS

Nonqualified Stock Options may be granted pursuant to this Plan in accordance with the following terms and conditions.

7.1 Requirement for a Written Option Agreement.  Each Nonqualified Stock Option will be evidenced by a written Option Agreement. The Committee, from time to time, will determine the form of Option Agreement to be used for purposes of evidencing Nonqualified Stock Options granted pursuant to this Plan. Except as provided in Section 7.12, the terms of the Option Agreement evidencing a Nonqualified Stock Option must be consistent with this Plan, including but not limited to this Article VII. Any inconsistencies between any Option Agreement and this Plan will be resolved in accordance with the terms and conditions specified in this Plan. Except as expressly required by this Article VII, the terms and conditions of each Nonqualified Stock Option do not need to be identical.

7.2 Who may be Granted a Nonqualified Stock Option.  A Nonqualified Stock Option may be granted to any Employee, any director of the Company and any other individual who, in the judgment of the Committee, has performed or will perform services important to the management, operation and development of the business of the Company or of one or more of its subsidiaries. The Committee, in its sole discretion, shall determine when and to whom Nonqualified Stock Options are granted pursuant to this Plan.

7.3 Number of Shares Covered by a Nonqualified Stock Option.  The Committee, in its sole discretion, shall determine the number of shares of Common Stock covered by each Nonqualified Stock Option granted pursuant to this Plan. The number of shares covered by each Nonqualified Stock Option shall be specified in the Option Agreement.

7.4 Vesting Schedule Under a Nonqualified Stock Option.  The Committee, in its sole discretion, shall determine whether a Nonqualified Stock Option is immediately exercisable as to all of the shares of Common Stock covered by such option or whether it is only exercisable in accordance with a vesting schedule determined by the Committee. Any such vesting terms and conditions shall be specified in the Option Agreement. Notwithstanding any term to the contrary in any Option Agreement, a Nonqualified Stock Option granted to a person who, at the time of the grant, was an executive officer of the Company will not become exercisable until after six (6) months from the date of such grant unless the Award was approved either by (i) a committee of non-employee directors within the requirements of Rule 16b-3 or (ii) the full Board of Directors.

7.5 Exercise Price of a Nonqualified Stock Option.  The Exercise Price for each Nonqualified Stock Option will be at least 100% of the Fair Market Value of a share of Common Stock as of the date on which the Nonqualified Stock Option was granted. However, if it is subsequently determined that the Exercise Price as stated in the Option Agreement evidencing a Nonqualified Stock Option is less than 100% of the Fair Market Value of a share of Common Stock as of the date on which an option was granted, such fact will not invalidate the Nonqualified Stock Option.

7.6 Duration of a Nonqualified Stock Option — Generally.  The Committee, in its sole discretion, will determine the term of each Nonqualified Stock Option provided that such term will not exceed 10 years from the date on which such option was granted. The term of each Nonqualified Stock Option shall be set forth in the Option

Agreement. The Optionee shall have no further right to exercise a Nonqualified Stock Option following the expiration of such term.

7.7 The Effect of Termination of the Optionee’s Employment or Service as a Director on the Term of a Nonqualified Stock Option.  If an Optionee, ceases to be an Employee of the Company (or, in the case of an Optionee who is not an Employee but is a director of the Company, ceases to be a director of the Company) for any reason other than as a result of the Optionee dying or becoming Disabled (as provided for in Section 7.9 and Section 7.10, respectively), all Nonqualified Stock Options granted to such Optionee shall terminate to the extent that they are not exercised within 30 days following the date the Optionee ceased to be an Employee (or a director, as the case may be) of the Company. The foregoing provision will not extend the time within which a Nonqualified Stock Option may be exercised beyond the expiration of the term of such option and no additional vesting shall occur after the date the Optionee ceases to be an Employee (or a director, as the case may be). The Option Agreement evidencing a Nonqualified Stock Option may, in the discretion of the Committee, provide that if the Optionee’s employment is terminated by the Company for cause, as determined by the Company’s President or Board of Directors in their reasonable discretion, the Nonqualified Stock Option will terminate immediately upon the Company’s notice to the Optionee of such termination.

7.8 The Effect of a Leave of Absence on a Nonqualified Stock Option.  An Optionee shall not cease to be an Employee if the Optionee is on sick leave, family leave, military leave or any other leave of absence that is approved by the Committee. The Committee, in its sole discretion, may determine whether a Nonqualified Stock Option shall continue to vest during any sick leave, family leave, military leave or other approved leave of absence.

7.9 The Effect of the Death of an Optionee on the Term of a Nonqualified Stock Option.  If an Optionee ceases to be an Employee, ceases to serve as a director of the Company or ceases to provide services to the Company as a result of the Optionee’s death, all Nonqualified Stock Options granted to such Option will terminate to the extent that they are not previously exercised within 12 months following the date of the Optionee’s death. The foregoing provision will not extend the time within which a Nonqualified Stock Option may be exercised beyond the expiration of the term of such option and no additional vesting shall occur after the date the Optionee’s death.

7.10 The Effect of the Disability of an Optionee on the Term of a Nonqualified Stock Option.  If an Optionee ceases to be an Employee, ceases to serve as a director of the Company or ceases to provide services to the Company as a result of the Optionee becoming Disabled, all Nonqualified Stock Options granted to such Optionee shall terminate to the extent that they are not exercised within 12 months following the date of the Optionee becoming Disabled. The foregoing provision will not extend the time within which a Nonqualified Stock Option may be exercised beyond the expiration of the term of such option and no additional vesting shall occur after the date the Optionee became Disabled.

7.11 Transferability.  Nonqualified Stock Options may be transferred by gift to the Optionee’s spouse, children or a trust for the exclusive benefit of any combination of the Optionee, the Optionee’s spouse and the Optionee’s children but only to the extent permitted by the Committee as expressly stated in the Option Agreement evidencing such Nonqualified Stock Option. Any transfer of a Nonqualified Stock Option shall be conditioned upon the Optionee and the transferee of such Nonqualified Stock Option executing and delivering to the Company a form of Transfer/Assumption of Nonqualified Stock Option as the Company may request. Notwithstanding any transfer of a Nonqualified Stock Option, the Optionee shall remain liable to the Company for any income tax withholding amounts that the Company is required to withhold at the time the transferred Nonqualified Stock Option is exercised. If the Option Agreement evidencing a Nonqualified Stock Option does not expressly provide that such option is transferable, such option may not be transferred by the Optionee, except by will or the laws of descent and distribution upon the death of the Optionee or with the prior written consent of the Committee, which consent may be withheld in the Committee’s sole discretion.

7.12 Non-Conforming Terms of Substitute Nonqualified Stock Options.  Nonqualified Stock Options granted pursuant to this Plan in substitution for outstanding nonqualified stock options of an Acquired Company may deviate from the terms otherwise required by this Article VII to the extent that the Committee, in its sole discretion upon the advice of its advisors, determines that such non-conforming terms are required or appropriate under applicable tax law, accounting principles or contractual requirements or are otherwise appropriate.

ARTICLE VIII
EXERCISE OF OPTIONS TO PURCHASE SHARES

8.1 Notice of Exercise.  A Stock Option may be exercised only by delivery to the Company of written notice signed by the Optionee or the permitted transferee of a Nonqualified Stock Option under Section 7.11 (or, in the case of exercise after death of the Optionee, by the executor, administrator, heir or legatee of the Optionee, as the case may be) directed to the President of the Company (or such other person as the Company may designate) at the principal business office of the Company. The notice will specify (i) the number of shares of Common Stock being purchased, (ii) the method of payment of the Exercise Price, (iii) the method of payment of the Tax Withholding if required, and (iv), unless a registration under the Securities Act is in effect with respect to the Plan at the time of such exercise, the notice of exercise shall contain such representations as the Company determines to be necessary or appropriate in order for the sale of shares of Common Stock being purchased pursuant to such exercise to qualify for exemptions from registration under the Securities Act and other applicable state securities laws.

8.2 Payment of Exercise Price.  No shares of Common Stock will be issued upon the exercise of any Stock Option unless and until payment or adequate provision for payment of the Exercise Price of such shares has been made in accordance with this subsection. The Committee, in its sole discretion, may provide in any Option Agreement for the payment of the Exercise Price in cash (including by check), by the surrender of shares of Common Stock or other securities issued by the Company (provided that such other securities have been held by the Optionee for at least six months prior to the date on which the Option is being exercised) in accordance with Section 8.4, or by any combination of the foregoing. In the absence of such terms in the Option Agreement, the Exercise Price shall be paid in cash (including by check). The Committee, in its sole discretion, may permit an Optionee to elect to pay the Exercise Price by authorizing a duly registered and licensed broker-dealer to sell the shares of Common Stock to be issued upon such exercise (or, at least, a sufficient portion thereof) and instructing such broker-dealer to immediately remit to the Company a sufficient portion of the proceeds from such sale to pay the entire Exercise Price.

8.3 Payment of Tax Withholding Amounts.  Upon the exercise of any Stock Option (including a Nonqualified Stock Option transferred by the Optionee pursuant to Section 7.11), either with the delivery of the notice of exercise or upon notification of the amount due, each Optionee must pay to the Company or make adequate provision for the payment of all Tax Withholding, if any. The Option Agreement may provide for, or the Committee, in its sole discretion, may allow the Optionee to pay the Tax Withholding (i) in cash (including by check), (ii) by the Company withholding such amount from other amounts payable by the Company to the Optionee, including salary, (iii) by surrender of shares of Common Stock or other securities of the Company in accordance with Section 8.4, (iv) by the application of shares that could be received upon exercise of the Stock Option in accordance with Section 8.4, or (v) any combination of the foregoing.

By receiving and upon exercise of a Stock Option, the Optionee shall be deemed to have consented to the Company withholding the amount of any Tax Withholding from any amounts payable by the Company to the Optionee. The Committee, in its sole discretion, may permit an Optionee to elect to pay the Tax Withholding by authorizing a duly registered and licensed broker-dealer to sell the shares to be issued upon such exercise (or, at least, a sufficient portion thereof) and instructing such broker-dealer to immediately remit to the Company a sufficient portion of the proceeds from such sale to pay the Tax Withholding. No shares will be issued upon an exercise of a Stock Option unless and until payment or adequate provision for payment of the Tax Withholding has been made. If, either as a result of the exercise of a Stock Option or the subsequent disqualifying disposition of shares acquired through such exercise, the Company determines that additional Tax Withholding was or has become required beyond any amount paid or provided for by the Optionee, the Optionee will pay such additional amount to the Company immediately upon demand by the Company. If the Optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the Optionee, including salary.

8.4 Payment of Exercise Price or Withholding with Other Securities.  To the extent permitted in Section 8.2 and Section 8.3 above, the Exercise Price and Tax Withholding may be paid by the surrender of shares of Common Stock or other securities of the Company. The notice of exercise shall indicate that payment is being made by the surrender of shares of Common Stock or other securities of the Company. Payment shall be made by either (i) delivering to the Company the certificates or instruments representing such shares of Common Stock or other securities, duly endorsed for transfer, or (ii) delivering to the Company an attestation in such form as the Company may deem appropriate with respect to the Optionee’s ownership of the shares of Common Stock or other securities of the Company. For purposes of this Article VIII, shares of Common Stock shall be valued at their Fair Market Value as of the last business day preceding the day the Company receives the Optionee’s notice of exercise. For purposes of this Article VIII, other securities of the Company shall be valued at the publicly reported price, if any, for the last sale on the last business day preceding the day the Company receives the Optionee’s notice of exercise, or, if there are no publicly reported prices of such other securities of the Company, at the fair market value of such other securities as determined in good faith by the Board of Directors. To the extent permitted in Section 8.3, Tax Withholding may (if the Optionee notifies the Company at the time of the notice of exercise) be paid by the application of shares which could be received upon exercise of any other stock option issued by the Company. This application of shares shall be accomplished by crediting toward the Optionee’s Tax Withholding obligation the difference between the Fair Market Value of a share of Common Stock and the Exercise Price of the Stock option specified in the Optionee’s notice. Any such application shall be considered an exercise of the other Stock Option to the extent that shares are so applied.

8.5 Compliance with Legal Requirements.  No shares of Common Stock will be issued with respect to the exercise of any Stock Option unless the exercise and issuance of the shares of Common Stock will comply with (i) all relevant provisions of law, including, without limitation, the Securities Act, the Securities Exchange Act of 1934, all applicable state securities laws and the Internal Revenue Code, each as amended and including the respective rules and regulations promulgated under each of the foregoing, (ii) any registration under the Securities Act in effect with respect to the Plan, and (iii) the requirements of any stock exchange upon which the Common Stock may then be listed. Compliance with such provisions shall be subject to the approval of legal counsel for the Company. The Company will not be liable to any Optionee or any other person for failure to issue shares of Common Stock upon the exercise of a Stock Option where such failure is due to the inability of the Company to obtain all permits, exemptions or approvals from regulatory authorities which are deemed necessary by the Company’s legal counsel. The Board may require any action or agreement by an Optionee as may be necessary, from time to time, to comply with the federal and state securities laws. The Company will not be obliged to prepare, file or maintain a registration under the Securities Act with respect to the Plan or to take any actions with respect to any state securities laws.

8.6 Issuance of Shares.  Notwithstanding the good faith compliance by the Optionee with all of the terms and conditions of an Option Agreement and with this Article VIII, the Optionee will not become a shareholder and will have no rights as a shareholder with respect to the shares covered by such Stock Option until the issuance of shares pursuant to the exercise of such Stock Option is recorded on the stock transfer record of the Company. Notwithstanding the foregoing, the Company shall not unreasonably delay the issuance of a stock certificate and shall exercise reasonable efforts to cause such stock certificate to be issued to the Optionee as soon as is practicable after the compliance by the Optionee with all of the terms and conditions of the Option Agreement and with this Article VIII.

8.7 Notice of any Disqualifying Disposition and Provision for Tax Withholding.  Any Optionee that exercises an Incentive Stock Option and then makes a “disqualifying disposition” (as such term is defined under Section 422 of the Internal Revenue Code) of the shares so purchased, shall immediately notify the Company in writing of such disqualifying disposition and, in accordance with Section 8.3, shall pay or make adequate provision for all Tax Withholding that may be required as a result of such disqualifying disposition.

8.8 Non-Conforming Terms of Substitute Incentive Stock Options and Substitute Nonqualified Stock Options.  Incentive Stock Options and Nonqualified Stock Options granted under Article VI or Article VII of this Plan in substitution for outstanding incentive stock options or nonqualified stock options of an Acquired Company may deviate from the terms otherwise required by this Article VIII to the extent that the Committee, in its sole discretion upon the advise of its advisors, determines that such non-conforming terms are required under applicable tax law, accounting principles or contractual requirements or are otherwise appropriate.

ARTICLE IX
RESTRICTED STOCK GRANTS

Restricted Stock Grants may be made pursuant to this Plan in accordance with the following terms and conditions.

9.1 Requirement for a Written Restricted Stock Agreement.  Each Restricted Stock Grant will be evidenced by a Restricted Stock Agreement. The Committee will determine from time to time the form of Restricted Stock Agreement to be used to evidence Restricted Stock Grants made pursuant to this Plan. Except as provided in Section 9.10, the terms of each Restricted Stock Agreement must be consistent with this Plan. Any inconsistencies between any Restricted Stock Agreement and this Plan will be resolved in will be resolved in accordance with the terms and conditions specified in this Plan. Except as otherwise required by this Article IX, the terms and conditions of each Restricted Stock Grant do not need to be identical.

9.2 Who May Receive a Restricted Stock Grant.  A Restricted Stock Grant may be made to any Employee, any director of the Company or any other individual who provides services to the Company where, in the judgment of the Committee, the services performed or to be performed by such Grantee are important to the management, operation and development of the business or businesses of the Company or one or more of its Subsidiaries. The Committee, in its sole discretion, shall determine when and to whom Restricted Stock Grants are made pursuant to this Plan.

9.3 Number of Shares Covered by a Restricted Stock Grant.  The Committee, in its sole discretion, shall determine the number of shares of Common Stock covered by each Restricted Stock Grant made pursuant to this Plan. The Restricted Stock Agreement shall specify the number of shares of Common Stock covered by such Restricted Stock Grant.

9.4 What the Grantee Must Deliver to Receive a Restricted Stock Grant.  The Committee, in its sole discretion, will determine whether the Grantee, in order to receive the Restricted Stock Grant, must make a payment, either in cash (including by check), by delivery of a promissory note or by delivery of other securities of the Company (including options to purchase securities of the Company), to the Company of all or some portion of the Fair Market Value of the shares of Common Stock covered by the Restricted Stock Grant. To the extent that the sum of any cash payment, any promissory note and any other securities received by the Company from the Grantee in connection with a Restricted Stock Grant is less than the Fair Market Value of the shares of Common Stock covered by such Restricted Stock Grant determined as of the date of such grant, the shares of Common Stock covered by the Restricted Stock Grant shall be deemed to have been issued by the Company for services rendered by the Grantee.

9.5 Vesting Schedule Under a Restricted Stock Grant.  The Committee, in its sole discretion, shall determine the terms and conditions upon which shares covered by any Restricted Stock Grant shall vest. The Restricted Stock Agreement shall specify the vesting schedule. Unvested shares covered by a Restricted Stock Grant may not be transferred by the Grantee under any condition without the prior written consent of the Committee, which consent may be withheld in its sole discretion.

9.6 Right to Repurchase Unvested Shares upon Certain Conditions.   The Restricted Stock Agreement shall specify the events upon the occurrence of which the Company shall have the right to repurchase from the Grantee any or all of the Grantee’s unvested shares and the period during which the Company must exercise this right following the occurrence of the event. The Restricted Stock Agreement shall also specify the “Repurchase Price Per Share” that the Company shall pay to the Grantee upon exercise of its right to repurchase unvested shares and the terms of such payment. If not otherwise specified in the Restricted Stock Agreement, the right to repurchase must be exercised within forty-five (45) days after the Company receives from the Grantee written notice of the occurrence of the event, the repurchase price shall be $0.001 per share and the repurchase price shall be payable to the Grantee in cash (including by check) within ten (10) days after the date on which the right to repurchase the shares is exercised. Any right of the Company to repurchase unvested shares may be assigned by the Company in its sole discretion without notice to, or the prior consent of, the Grantee.

9.7 Payment of Tax Withholding Amounts.  Upon the vesting of shares under a Restricted Stock Grant or upon the Grantee making a valid election under Section 83(b) of the Internal Revenue Code, each Grantee must pay to the Company or make adequate provision for the payment of all Tax Withholding, unless the Committee, in its sole discretion, determines otherwise. The Restricted Stock Agreement may provide for, or the Committee, in its sole discretion, may allow the Grantee to pay the Tax Withholding (i) in cash (including by check), (ii) by the Company withholding such amount from other amounts payable by the Company to the Grantee, including salary, (iii) by surrender of shares of Common Stock or other securities of the Company in the manner specified in Section 8.4, (iv) by the application of vested shares that could be received under the Restricted Stock Agreement in accordance with Section 8.4, or (v) any combination of the foregoing.

By accepting a Restricted Stock Grant, the Grantee shall be deemed to have consented to the Company withholding the amount of any Tax Withholding from any amounts payable by the Company to the Grantee. The Committee, in its sole discretion, may permit a Grantee to elect to pay the Tax Withholding by authorizing a duly registered and licensed broker-dealer to sell shares of Common Stock that are vested or vesting under the Restricted Stock Agreement (or, at least a sufficient portion thereof) and instructing such broker-dealer to immediately remit to the Company a sufficient portion of the proceeds from such sale to pay the Tax Withholding. No shares of Common Stock will be released from the restrictions on their transfer under Section 9.5 unless and until payment or adequate provision for payment of the Tax Withholding has been made. If the Company later determines that additional Tax Withholding was or has become required beyond any amount paid or provided for by the Grantee, the Grantee will pay such additional amount to the Company immediately upon demand by the Company. If the Grantee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the Grantee, including salary.

9.8 Compliance with Legal Requirements.  No shares of Common Stock will be issued with respect to any Restricted Stock Grant unless the issuance of the shares of Common Stock will comply with (i) all relevant provisions of law, including, without limitation, the Securities Act, the Securities Exchange Act of 1934, all applicable state securities laws and the Internal Revenue Code, each as amended and including the respective rules and regulations promulgated under each of the foregoing, (ii) any registration under the Securities Act in effect with respect to the Plan, and (iii) the requirements of any stock exchange upon which the Common Stock may then be listed. Compliance with such provisions shall be subject to the approval of legal counsel for the Company. The Company will not be liable to any Grantee or any other person for failure to issue shares of Common Stock in connection with a Restricted Stock Grant where such failure is due to the inability of the Company to obtain all permits, exemptions or approvals from regulatory authorities which are deemed necessary by the Company’s legal counsel. The Board may require any action or agreement by a Grantee as may be necessary, from time to time, to comply with the federal and state securities laws. The Company will not be obliged to prepare, file or maintain a registration under the Securities Act with respect to the Plan or to take any actions with respect to any state securities laws.

9.9 Issuance of Shares.  Notwithstanding the good faith compliance by the Grantee with all of the terms and conditions of a Restricted Stock Agreement and with this Article IX, the Grantee will not become a shareholder and will have no rights as a shareholder with respect to the shares covered by such Restricted Stock Grant until the issuance of shares is recorded on the stock transfer record of the Company. Notwithstanding the foregoing, the Company shall not unreasonably delay the issuance of a stock certificate and shall exercise reasonable efforts to cause such stock certificate to be issued to the Grantee as soon as is practicable after the compliance by the Grantee with all of the terms and conditions of the Restricted Stock Agreement and with this Article IX.

9.10 Non-Conforming Terms of Substitute Restricted Stock Grants.  Restricted Stock Grants made under this Article IX in substitution for outstanding stock options or unvested restricted stock grants of an Acquired Company may deviate from the terms otherwise required by this Article IX to the extent that the Committee, in its sole discretion upon the advice of its advisors, determines that such non-conforming terms are required under applicable tax law, accounting principles or contractual requirements or are otherwise appropriate.

ARTICLE X
EFFECT OF CHANGES IN CAPITAL STRUCTURE OR
THE OCCURRENCE OF A CHANGE OF CONTROL TRANSACTION

10.1 ~~Effect of Changes in Capital Structure of the Company on the~~Adjustments of Number of Shares and Exercise Price.  If the outstanding shares of Common Stock are hereafter increased, decreased, changed into or exchanged for a different number or kind of shares of Common Stock or for other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, reclassification, stock split-up, combination of shares of Common Stock, or dividend payable in shares of Common Stock ~~or other securities of the Company~~, the Committee will make~~such adjustments as it deems appropriate~~
adjustments
  in the number and kind of Authorized Shares~~. In addition, the Committee will make such adjustment in,~~
and make proportionally equitable adjustments to the Exercise Price, the number and kind of shares of Common Stock or other securities covered by Outstanding Stock Options~~, as well as make an adjustment in the Exercise Price of each Outstanding Stock Option as the Committee deems appropriate. Any determination by the Committee as to what adjustments may be made, and~~
and Restricted Stock Grants necessary to reflect the applicable change in capital structure. All adjustments made by the ~~extent thereof, will~~
Committee shall
  be final,
and
  binding on all parties ~~and conclusive~~.

10.2 Effect of the Occurrence of a Change of Control Transaction on Continuing Rights.  In the event of the occurrence of any Change of Control Transaction, all outstanding Incentive Stock Options and Nonqualified Stock Options granted pursuant to this Plan shall terminate effective as of the effective date of such transaction, unless and only to the extent that the terms and conditions of the transaction expressly provide for the assumption of this Plan and the continuation of such Incentive Stock Options and Nonqualified Stock Options. Each Optionee shall be provided written notice of the expected occurrence of any such transaction at least fifteen (15) days prior to the effective date and shall be permitted to tender a notice of exercise of any Incentive Stock Option and Nonqualified Stock Option that is conditioned upon the transaction actually occurring and, notwithstanding any provision of Article VIII or term of any Option Agreement, shall not be required to tender payment of the exercise price or amounts that the Company may be required to withhold for tax purposes until after the occurrence of the transaction. The terms and conditions of the transaction may provide for the assumption of this Plan with respect only to outstanding Restricted Stock Grants that have not fully vested and the assignment to and assumption by the surviving corporation of the rights and obligation of the Company under each outstanding Restricted Stock Agreement.

ARTICLE XI
UNDERWRITERS LOCK-UP

Each written agreement evidencing an Award will specify that the Optionee or Grantee, by accepting the Award agrees that whenever the Company undertakes a firmly underwritten public offering of its securities, the Optionee or Grantee will, if requested to do so by the managing underwriter in such offering, enter into an agreement not to sell or dispose of any securities of the Company owned or controlled by the Optionee or Grantee provided that such restriction will not extend beyond 12 months from the effective date of the registration statement filed in connection with such offering.

ARTICLE XII
EMPLOYMENT RIGHTS

Nothing in this Plan nor in any written agreement evidencing an Award will confer upon any Optionee or Grantee any right to continued employment with the Company or to limit or affect in any way the right of the Company, in its sole discretion, to (a) terminate the employment of such Optionee or Grantee at any time, with or without cause, (b) change the duties of such Optionee or Grantee, or (c) increase or decrease the compensation of the Optionee or Grantee at any time. Unless the written agreement evidencing an Award expressly provides otherwise, vesting under such agreement shall be conditioned upon:

1) for Employees of the Company, the continued employment of the Optionee or Grantee;

2) for independent contractors, the Optionee or Grantee continuing to provide services to the Company on substantially the same terms and conditions as such services were provided at the time of the Award; or

3) for directors who are not Employees, the Optionee or Grantee continuing to serve as a director of the Company.

Nothing in this Plan shall be construed as creating a contractual or implied right or covenant by the Company to continue such employment, service as an independent contractor or service as a director.

ARTICLE XIII
AMENDMENT OF PLAN

The Board of Directors, at any time and from time to time, may modify or amend this Plan as it deems advisable except that any amendment (i) increasing the number of shares of Common Stock issuable pursuant to this Plan, (ii) expanding the group of persons eligible to receive Awards
, (iii) to authorize the amendment of any Outstanding Stock Option to reduce its exercise price (except as required by Section 10.1), (iv) to permit the cancellation and replacement of any Outstanding Stock Option with the grant of an Award having a lesser per share exercise price (except as required by Section 10.1)
  or (iii) otherwise required to be approved by the shareholders of the Company under any applicable law, accounting principle or listing requirement, shall only become effective if and when such amendment is approved by the shareholders of the Company. Except as provided in Article X, no amendment shall be made to the terms or conditions of an outstanding Incentive Stock Option, Nonqualified Stock Option or Restricted Stock Grant without the written consent of the Optionee or Grantee.

ARTICLE XIV
REPRICING; LOANS

14.1 Repricing
 .
  Neither the Board of Directors nor the Committee shall the authority to (i) effect the repricing of Outstanding Stock Options under the Plan or (ii) cancel any Outstanding Stock Options under the Plan and grant in substitution therefore new Stock Options having an exercise price per share less than the exercise price per share of the cancelled Stock Options, without the approval of the shareholders of the Company.

14.2 Loans
 .
  Neither the Board nor the Committee may extend one or more loans to in connection with the exercise or receipt of an Award granted or awarded under the Plan. No loan shall be made to an Optionee or Grantee to the extent such loan shall result in an extension or maintenance of credit, an arrangement for the extension of credit, or a renewal of an extension of credit in the form of a personal loan that is prohibited by Section 13(k) of the Exchange Act or other applicable law.

Appendix B

UMPQUA HOLDINGS CORPORATION

2007 LONG TERM INCENTIVE PLAN

ARTICLE I
PURPOSE OF THE PLAN

The purposes of this 2007 Long Term Incentive Plan (the “Plan”) are to attract, retain and provide incentive compensation to executive officers who contribute to the long-term financial success of Umpqua Holdings Corporation, an Oregon corporation (the “Company”), and to more closely align their interests with those of the Company and its shareholders. Awards under this Plan are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

ARTICLE II
DEFINITIONS

As used herein, the following definitions will apply:

(a) “Authorized Shares” means the number of shares of Common Stock authorized for issuance pursuant to Section 3.1 of this Plan.

(b) “Available Shares” means the number of shares of Common Stock available under this Plan at any time for future issuance under Restricted Stock Unit Grant, as provided in Section 3.2 of this Plan.

(c) “Board of Directors” means the Board of Directors of the Company.

(d) “Change of Control Transaction” means (i) the adoption of a plan of dissolution or liquidation with respect to the Company, (ii) the consummation of any plan of exchange, merger or consolidation with one or more corporations in which the Company is not the surviving entity, or in which the security holders of the Company prior to such transaction do not receive in the transaction securities with voting rights with respect to the election of directors equal to 50% or more of the votes of all classes of securities of the surviving corporation or (iii) the consummation of a sale of all of substantially all of the assets of the Company following a shareholder vote on such sale.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means any committee appointed by the Board of Directors in accordance with Article V of this Plan, or, the Board of Directors, if no such committee is then in existence.

(g) “Common Stock” means the common stock of the Company.

(h) “Company” means Umpqua Holdings Corporation and, unless the context requires otherwise, and any successor or assignee of the Company by merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise.

(i) “Fair Market Value” with respect to shares of Common Stock for any date means the closing price of the Common Stock for such date, or if no transactions occurred on such date, on the last date on which trades occurred;

(o) “Grantee” means any individual who receives a Restricted Stock Unit Grant pursuant to this Plan.

(p) “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

(q) “Performance Criteria” has the meaning given in Section 6.6.

(r) “Performance Goals” has the meaning given in Section 6.5.

(s) “Restricted Stock Units” means units representing shares of the Company’s Common Stock to be issued to the Grantee under the terms and conditions set forth in the Restricted Stock Unit Agreement.

(t) “Restricted Stock Unit Grant” means a grant of rights to receive shares of Common Stock pursuant to this Plan and subject to the terms and conditions of a Restricted Stock Unit Agreement.

(u) “Restricted Stock Unit Agreement” means the written agreement between the Company and a Grantee that evidences a Restricted Stock Unit Grant made pursuant to this Plan. Each Restricted Stock Unit Agreement shall be subject to the terms and conditions of this Plan.

(v) “Securities Act” means the Securities Act of 1933, as amended.

(w) “Subsidiary” of the Company means any corporation or other entity owned or controlled by the Company in an unbroken chain of corporations or other entities in which each of the corporations or other entities other than last corporation or other entity owns 50 percent or more of the total combined voting power of all classes of equity ownership interests in the other corporations or other entities in such chain.

(x) “Tax Withholding” means all amounts determined by the Company to be required to satisfy applicable federal, state and local tax withholding requirements upon the issuance of Common Stock or as otherwise may be required under applicable tax laws.

ARTICLE III
STOCK SUBJECT TO THE PLAN

3.1 Aggregate Number of Authorized Shares.  Subject to adjustment in accordance with Article VII, the total number of shares of Common Stock authorized for issuance under Restricted Stock Unit Grants pursuant to this Plan is 1,000,000 shares. Notwithstanding the foregoing, the number of shares of Common Stock authorized for issuance under Restricted Stock Unit Grants, pursuant to this Plan, when added to the number of shares of Common Stock under outstanding awards pursuant to all other equity compensation plans of the Company (including plans assumed by the Company) and added to the number of shares of Common Stock available for future grants pursuant to all other plans of the Company (including plans assumed by the Company), shall not exceed ten percent (10%) of the outstanding shares of Common Stock on a fully-diluted basis.

3.2 Number of Available Shares.  At any point in time, the number of Available Shares shall be the number of Authorized Shares at such time minus:

(a) the number of shares of Common Stock issued prior to such time in settlement of vested Restricted Stock Units; and

(b) the number of shares covered by Restricted Stock Unit Grants to the extent that such shares have not been issued at such time, except to the extent such shares have failed to vest under applicable vesting criteria.

Shares of Common Stock otherwise issuable under this Plan that are applied by a Grantee to satisfy any income tax withholding obligations for purposes of this Plan shall be considered as having been issued pursuant to this Plan.

3.3 Reservation of Shares.  Available Shares shall consist of authorized but unissued shares of Common Stock of the Company. At all times, the Company will, by appropriate resolution of the Board of Directors, reserve for issuance shares of Common Stock equal to the sum of (i) the number of shares covered by outstanding Restricted Stock Unit Grants and (ii) the number of Available Shares.

3.4 Annual Limit on Number of Shares to Any One Person.  No person will be eligible to receive Restricted Stock Unit Grants pursuant to this Plan which, in aggregate, exceed 70,000 shares in any calendar year except in connection with the hiring or commencement of services from such person in which case such limit shall be 100,000 shares during such calendar year.

ARTICLE IV
COMMENCEMENT AND DURATION OF THE PLAN

4.1 Effective Date of the Plan.  This Plan will be effective as of the date on which it was adopted by the Board of Directors, subject to the provisions of Section 4.2.

4.2 Shareholder Approval of the Plan.  Within twelve (12) months of the date on which this Plan was adopted by the Board of Directors, this Plan will be submitted to the shareholders of the Company for their approval. This Plan will be deemed approved by the shareholders if approved by a majority of the votes cast at a duly held meeting of the Company’s shareholders at which a quorum is present in person or by proxy. Awards may be made pursuant to this Plan prior to such shareholder approval provided that such Awards are conditioned upon such approval and state by their terms that they will be null and void if shareholder approval is not obtained.

4.3 Termination of the Plan.  This Plan will terminate ten years from the date on which it is adopted by the Board of Directors. Notwithstanding the foregoing, for purposes of maintaining eligibility as performance-based compensation under Section 162(m) of the Code, the material terms (as defined in Section 162(m) of the Code) of this Plan shall be subject to re-approval by the Company’s shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved the Section 6.6 Performance Criteria. In addition, the Board of Directors will have the right to suspend or terminate this Plan at any time. Termination of the Plan will not terminate or otherwise affect any outstanding Restricted Stock Unit Grants.

ARTICLE V
ADMINISTRATION OF THE PLAN

Subject to the provisions of this Plan and any additional terms or conditions which, from time to time, may be imposed by the Board of Directors, the Committee will administer this Plan and, in its sole discretion, will have the authority to make Restricted Stock Unit Grants under Article VI. The Committee, from time to time, may adopt rules and regulations relating to the administration of this Plan and may seek the advice of legal, tax, accounting and compensation advisors. Decisions of the Committee with respect to the administration of this Plan, the interpretation or construction of this Plan or the interpretation or construction of any written agreement evidencing a Restricted Stock Unit Grant will be final and conclusive, subject only to review by the Board of Directors. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any agreement evidencing a Restricted Stock Unit Grant in the manner and to the extent it deems appropriate. The Committee may accelerate the vesting of Restricted Stock Unit Grants in connection with the occurrence of a Change of Control Transaction and may do so, in whole or in part, on any basis that it determines to be appropriate.

The Board of Directors shall appoint the members of the Committee, which shall consist of at least two directors from the Board of Directors. The appointment to the Committee of one or more directors who are not “outside directors” as such term is defined in Treasury Regulation §1.162-27(e)(3), one or more directors who are not “non-employee directors” as such term is defined in Rule 16b-3 issued by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, as amended, (“Rule 16b-3”) or one or more directors that fail to meet the requirements for service on a compensation committee as set forth in the listing standards of the exchange or market on which the Common Stock primarily trades shall not invalidate any of the actions of the Committee. Any member of the Committee that is not an outside director, as such term is defined, is referred to in this paragraph as an “Abstaining Director” with respect to any action by the Committee, for which Section 162(m) of the Internal Revenue Code requires the approval of a committee consisting solely of outside directors. Any member of the Committee that is not a non-employee director, as such term is defined, is referred to in this paragraph as an “Abstaining Director” with respect to any action by the Committee for which Rule 16b-3 requires the approval of a committee consisting solely of non-employee directors. Any member of the Committee that fails to meet the requirements of the listing standards of the exchange or market on which the Common Stock primarily trades is referred to in this paragraph as an “Abstaining Director” with respect to any action by the Committee that requires the approval of a committee consisting solely of directors meeting those requirements. An Abstaining Director shall be deemed to have abstained from such action (notwithstanding any statement to the contrary which may be contained in minutes of a meeting of the Committee) and the assent of any such director shall be ignored for purposes of determining whether or not any such actions were approved by the Committee. If the Committee proposes to take an action by unanimous consent in lieu of a meeting, an Abstaining Director shall be deemed to not be a member of the Committee for the purpose of such consent with respect to any actions for which such member is deemed to be an Abstaining Director.

If no Committee is appointed, the Board of Directors will have all the powers, duties and responsibilities of the Committee as set forth in this Plan. In addition, the Board of Directors may abolish the Committee and assume the duties and responsibilities of the Committee at any time by resolution duly adopted by the Board of Directors.

ARTICLE VI
RESTRICTED STOCK UNIT GRANTS

Restricted Stock Unit Grants may be made pursuant to this Plan in accordance with the following terms and conditions.

6.1 Requirement for a Written Restricted Stock Unit Agreement.  Each Restricted Stock Unit Grant will be evidenced by a Restricted Stock Unit Agreement. The Committee will determine from time to time the form of Restricted Stock Unit Agreement to be used to evidence Restricted Stock Unit Grants made pursuant to this Plan. The terms of each Restricted Stock Unit Agreement must be consistent with this Plan. Any inconsistencies between any Restricted Stock Unit Agreement and this Plan will be resolved in accordance with the terms and conditions specified in this Plan. Except as otherwise required by this Article VI, the terms and conditions of each Restricted Stock Unit Grant do not need to be identical.

6.2 Who May Receive a Restricted Stock Unit Grant.  A Restricted Stock Unit Grant may be made to any executive officer of the Company or of a Subsidiary. The Committee, in its sole discretion, shall determine when and to whom Restricted Stock Unit Grants are made pursuant to this Plan.

6.3 Number of Shares Covered by a Restricted Stock Unit Grant.  The Committee, in its sole discretion, shall determine the number of shares of Common Stock covered by each Restricted Stock Unit Grant made pursuant to this Plan, subject to the limitations under Section 3.4. The Restricted Stock Unit Agreement shall specify the maximum number of shares of Common Stock covered by such Restricted Stock Unit Grant.

6.4 Vesting of Restricted Stock Units.  The Committee, in its sole discretion shall determine the terms under which a Restricted Stock Unit Grant vests. Vesting shall be performance-based, but may also include time-based or other vesting requirements. The vesting schedule or method for calculating performance-based vesting may differ in the event of termination of the Grantee’s employment with the Company under different circumstances or in the event of a Change of Control Transaction. The Restricted Stock Unit Agreement shall specify the vesting schedule.

6.5 Pre-established Performance Goals.  Restricted Stock Units must vest based on pre-established performance-based vesting goals (“Performance Goals”) that are determined not later than 90 days after the commencement of the period of service for performance-based vesting of the Restricted Stock Units; however, in no event will a Performance Goal be considered pre-established if it is established after 25 percent of the performance period has lapsed. Performance Goals must be objective, meaning that a third party having knowledge of the relevant facts could determine whether the goal is met. The outcome of a Performance Goal must be substantially uncertain at the time the Performance Goal is established.

6.6 Performance Criteria.  The Committee shall designate one or more of the business criteria (“Performance Criteria”) set forth in this Section for purposes of establishing Performance Goals for a Restricted Stock Unit Grant. Performance Criteria designated for any Grantee may be different from those designated for other Grantees. With respect to a Performance Criteria listed below, to the extent applicable, the Committee may specify whether the specific Performance Goal is in relation to total Company performance or in relation to the performance of identifiable business units. For each Performance Criteria designated by the Committee as applicable to a Restricted Stock Unit Grant, the Committee shall designate a specific measurable Performance Goal target, schedule or threshold against which actual performance is to be measured for purpose of determining the amount of vesting of a Restricted Stock Unit Grant. A Performance Goal may be expressed in any form as the Committee may determine including, but not limited to: (1) percentage growth; (2) absolute growth; (3) cumulative growth; (4) performance in relation to an index; (5) performance in relation to peer company performance; (6) a designated absolute amount; or (7) per share of common stock outstanding. The following are approved Performance Criteria:

(a) Net income — of the Company.

(b) Earnings per share — net income divided by the Company’s fully diluted outstanding shares.

(c) Return on equity — net income divided by average shareholders’ total equity or tangible equity for the period.

(d) Total shareholder return — percent increase over a period in the value of an investor’s holdings in the Common Stock assuming reinvestment of dividends.

The formula with respect to Performance Criteria may include or exclude items to measure specific objectives including net income, such as discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, merger or acquisition related expenses, and any unusual, nonrecurring gain or loss and will be based on accounting rules and accounting policies and practices in effect on the date the Performance Goals are approved by the Committee.

6.7 Performance Periods.  The performance period for performance-based vesting of any Restricted Stock Unit Grant may extend over one to five calendar years, and may overlap the performance period of another Restricted Stock Unit Grant to the same Grantee, provided no two performance periods for the same Grantee may consist solely of the same calendar years.

6.8 Determination of Achievement of Performance Goals.  Following the end of the performance period, the Committee shall determine the level of achievement of the Performance Goals for purposes of determining the performance-based vesting of the Restricted Stock Unit Grant, based on comparing actual performance for each Performance Goal against the vesting schedule. The Committee shall certify by resolution that the performance-based vesting determination has been determined in accordance with the provisions of this Plan and the applicable Performance Goals. The Committee may rely in part upon an analysis made by the Company’s internal auditor or other independent accounting or compensation consultants.

6.9 Settlement of Restricted Stock Grant.  After the performance period and/or service period requirement has ended, in accordance with the terms of the Restricted Stock Unit Agreement, the Company will issue shares of Common Stock based on the number of Restricted Stock Units that have vested under the terms of the Restricted Stock Unit Agreement.

6.10 Payment of Tax Withholding Amounts.  Upon the vesting of shares under a Restricted Stock Unit Grant, each Grantee must pay to the Company or make adequate provision for the payment of all Tax Withholding, unless the Committee, in its sole discretion, determines otherwise. The Restricted Stock Unit Agreement may provide for, or the Committee, in its sole discretion, may allow the Grantee to pay the Tax Withholding (i) in cash (including by check), (ii) by the Company withholding such amount from other amounts payable by the Company to the Grantee, including salary, (iii) by surrender of shares of Common Stock in the manner specified in Section 6.11, (iv) by the application of shares that would otherwise be issued in settlement of the Restricted Stock Unit Grant in accordance with Section 6.11, or (v) any combination of the foregoing.

By accepting a Restricted Stock Unit Grant, the Grantee shall be deemed to have consented to the Company withholding the amount of any Tax Withholding from any amounts payable by the Company to the Grantee. No shares of Common Stock will be released from the restrictions on their transfer under Section 6.14 unless and until payment or adequate provision for payment of the Tax Withholding has been made. If the Company later determines that additional Tax Withholding was or has become required beyond any amount paid or provided for by the Grantee, the Grantee will pay such additional amount to the Company immediately upon demand by the Company. If the Grantee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the Grantee, including salary.

6.11 Payment of Tax Withholding with Other Securities.  To the extent permitted in Section 6.10 above, the Tax Withholding may be paid by the surrender of shares of Common Stock held by the Grantee for a minimum of six months. The Grantee shall given written notice to the Company that the payment is being made by the surrender of shares of Common Stock or other securities of the Company. Payment shall be made by either (i) delivering to the Company the certificates or instruments representing such shares of Common Stock, duly endorsed for transfer, or (ii) delivering to the Company an attestation in such form as the Company may deem appropriate with respect to the Grantee’s ownership of the shares of Common Stock or other securities of the

Company. For purposes of this Article VI, shares of Common Stock shall be valued at Fair Market Value of the Common Stock as of the last business day preceding the settlement date, as defined in the Restricted Stock Unit Agreement. To the extent permitted in Section 6.10, Tax Withholding may (if the Grantee notifies the Company prior to the settlement) be paid by the application of shares which could be received upon settlement of the Restricted Stock Units. This application of shares shall be accomplished by crediting toward the Grantee’s Tax Withholding obligation the Fair Market Value of a share of Common Stock that would have been issued as of the date of application.

6.12 Issuance of Shares.  Notwithstanding the good faith compliance by the Grantee with all of the terms and conditions of a Restricted Stock Unit Agreement and with this Article VI, the Grantee will not become a shareholder and will have no rights as a shareholder with respect to the shares covered by such Restricted Stock Unit Grant until the issuance of shares is recorded on the stock transfer record of the Company. Notwithstanding the foregoing, the Company shall not unreasonably delay the issuance of a stock certificate and shall exercise commercially reasonable efforts to cause such stock certificate to be issued to the Grantee as soon as is practicable after the compliance by the Grantee with all of the terms and conditions of the Restricted Stock Agreement and with this Article VI.

6.13 Compliance with Legal Requirements.  No shares of Common Stock will be issued with respect to any Restricted Stock Unit Grant unless the issuance of the shares of Common Stock will comply with (i) all relevant provisions of law, including, without limitation, the Securities Act, the Securities Exchange Act of 1934, all applicable state securities laws and the Internal Revenue Code, each as amended and including the respective rules and regulations promulgated under each of the foregoing, (ii) any registration under the Securities Act in effect with respect to the Plan, and (iii) the requirements of any stock exchange upon which the Common Stock may then be listed. Compliance with such provisions shall be subject to the approval of legal counsel for the Company. The Company will not be liable to any Grantee or any other person for failure to issue shares of Common Stock in connection with a Restricted Stock Unit Grant where such failure is due to the inability of the Company to obtain all permits, exemptions or approvals from regulatory authorities which are deemed necessary by the Company’s legal counsel; provided, however, the Company shall undertake commercially reasonable efforts to timely obtain all such consents and approvals. The Board may require any action or agreement by a Grantee as may be necessary, from time to time, to comply with the federal and state securities laws. The Company will not be obliged to prepare, file or maintain a registration under the Securities Act with respect to the Plan other than a Form S-8 or equivalent, if available or to take any actions with respect to any state securities laws. In the unanticipated event the Company is unable to issue the Grant Shares within seven months of Executive’s termination of service, the Company shall pay Executive the cash equivalent value of such shares based on the fair market value of the Company’s Common Stock as of the date of the cash payment.

6.14 Restrictions on Transfer.  Prior to the full vesting of Restricted Stock Units, and for such longer period as designated by the Committee, the Restricted Stock Units and any shares of Common Stock issued in settlement may not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Grantee or the Grantee’s beneficiary, except transfer by will or by the laws of descent and distribution. During the period of any transfer restrictions, the stock certificate representing the shares of Common Stock issued in settlement of the Restricted Stock Units may be retained by the Company or its transfer agent. After expiration of the transfer restriction period, upon the written request of the Grantee, the Company will deliver or cause to be delivered to the Grantee a stock certificate representing shares issued pursuant to this Agreement.

ARTICLE VII
EFFECT OF CHANGES IN CAPITAL STRUCTURE

If the outstanding shares of Common Stock are hereafter increased, decreased, changed into or exchanged for a different number or kind of shares of Common Stock or for other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, reclassification, stock split-up, combination of shares of Common Stock, or dividend payable in shares of Common Stock or other securities of the Company, the Committee will make adjustments in the number and kind of Authorized Shares and make proportionally equitable adjustments to the number and kind of shares of Common Stock covered by outstanding Restricted Stock Unit Grants necessary to reflect the applicable change in capital structure. All adjustments made by the Committee shall be final and binding on all parties.

ARTICLE VIII
UNDERWRITERS LOCK-UP

Each written agreement evidencing an Award will specify that the Grantee, by accepting the Restricted Stock Unit Grant agrees that whenever the Company undertakes a firmly underwritten public offering of its securities, the Grantee will, if requested to do so by the managing underwriter in such offering, enter into an agreement not to sell or dispose of any securities of the Company owned or controlled by the Grantee provided that such restriction will not extend beyond 12 months from the effective date of the registration statement filed in connection with such offering.

ARTICLE IX
EMPLOYMENT RIGHTS

Nothing in this Plan nor in any written agreement evidencing a Restricted Stock Unit Grant will confer upon any Grantee any right to continued employment with the Company or to limit or affect in any way the right of the Company, in its sole discretion, to (a) terminate the employment of such Grantee at any time, with or without cause, (b) change the title, duties or reporting channel of such Grantee, or (c) increase or decrease the compensation of the Grantee at any time.

ARTICLE X
AMENDMENT OF PLAN

The Board of Directors, at any time and from time to time, may modify or amend this Plan as it deems advisable except that any amendment (i) increasing the number of Authorized Shares, (ii) expanding the group of persons eligible to receive Restricted Stock Unit Grants or (iii) otherwise required to be approved by the shareholders of the Company under any applicable law, accounting principle or listing requirement, shall only become effective if and when such amendment is approved by the shareholders of the Company. Except as provided in Article VII, no amendment shall be made to the terms or conditions of an outstanding Restricted Stock Unit Grant without the written consent of the Grantee. It is the intention of the Company that all compensation based on Restricted Stock Units be excluded from deduction limitations contained in Section 162(m) of the Code. Therefore, if any provision of this Plan is found not to be in compliance with the “performance based” compensation exception contained in Section 162(m), that provision shall be deemed amended so that the Plan does so comply to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of satisfying the “performance based” compensation exception contained in Section 162(m).

DATED as of and approved and adopted by the Board of Directors of the Company at a meeting held on March 5, 2007.

REVOCABLE PROXY
Proxy Solicited on behalf of the Board of Directors
Umpqua Holdings Corporation
Annual Shareholder Meeting on April 17, 2007

The undersigned hereby appoints Raymond P. Davis and Allyn Ford, and each of them, proxies with full power of substitution, and authorizes them to represent and to vote on behalf of the undersigned all shares of common stock of Umpqua Holdings Corporation at the Annual Meeting of Shareholders to be held on April 17, 2007, and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, with respect to the following:

1. To elect eleven directors to one year terms expiring at the 2008 annual meeting.	[ ] For all nominees listed below, except as marked to the contrary.

[ ] Withhold authority to vote for all nominees listed below.

All nominees listed below (except as marked to the contrary) INSTRUCTION: to withhold authority for any individual, cross a line through the nominee’s name in the list below:

Ronald F. Angell Allyn C. Ford Dan Giustina Diane D. Miller	Scott D. Chambers David B. Frohnmayer William A. Lansing Bryan L. Timm	Raymond P. Davis Stephen M. Gambee Theodore S. Mason

2. To ratify the Audit and Compliance Committee’s appointment of Moss Adams LLP as the Company’s independent auditor for the fiscal year ending December 31, 2007.	[ ] For [ ] Against [ ] Abstain
3. To approve an amendment to Umpqua’s 2003 Stock Incentive Plan.	[ ] For [ ] Against [ ] Abstain
4. To adopt the Umpqua Holdings Corporation 2007 Long Term Incentive Plan.	[ ] For [ ] Against [ ] Abstain

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE APPROVAL OF ITEMS 2, 3 AND 4 AND OTHERWISE IN THE DISCRETION OF THE APPOINTED PROXIES.

Signature _ _ Signature _ _  Dated _ _ , 2007

Please date and sign exactly as your name appears on your stock certificate(s) (which should be the same as the name of the address label on the envelope in which this proxy was sent to you), including designation as executor, trustee, etc., if applicable. A corporation must sign its name by the president or other authorized officer. All co-owners must sign.

Vote By Internet http://www.proxyvoting.com/umpq	Vote By Telephone 1-800-690-6903	Vote By Mail
Use the Internet to transmit your voting instructions until 11:59 p.m. eastern time the day before the meeting date. Have your proxy card in hand when you access the website.	Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. eastern time the day before the meeting date. Have your proxy card in hand when you call.	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope, or return it as Umpqua Holdings Corportion, c/o ADP, 56 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.